Exhibit 3.1

Execution Version

CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF SERIES A

CONVERTIBLE PERPETUAL PREFERRED STOCK OF KEURIG DR PEPPER INC.

Pursuant to Section 151 of the Delaware General Corporation Law (as amended, supplemented or restated from time to time, the “DGCL”), Keurig Dr Pepper Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 103 of the DGCL DOES HEREBY CERTIFY

FIRST: That, the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) authorizes the issuance of up to Fifteen Million (15,000,000) shares of Preferred Stock, par value $0.01 per share, of the Corporation (“Preferred Stock”) in one or more series and expressly vests the Board of Directors of the Corporation (the “Board”) with the authority to fix by resolution the number of shares constituting such series, the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock, including, without limitation, the dividend rate, conversion rights, redemption price, stated value and liquidation preference, of any series of shares of Preferred Stock, and to fix the maximum number of shares to constitute such series, which may subsequently be increased or decreased (but not below the number of shares of that series then outstanding); and

SECOND: That, pursuant to the authority vested in the Board by the Certificate of Incorporation, the Board on February 19, 2026, adopted the following resolution designating a new series of Preferred Stock as “Series A Convertible Perpetual Preferred Stock,” which shall consist of 4,500,000 shares of the Preferred Stock, which the Corporation has the authority to issue:

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article Fifth of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Corporation designated as “Series A Convertible Perpetual Preferred Stock” is hereby authorized, and the designations, rights, preferences, powers, restrictions and limitations of the Series A Convertible Perpetual Preferred Stock shall be as follows:

TABLE OF CONTENTS

Page

1. Designation	1

2. Defined Terms	1

3. Rank	12

4. Dividends	12

4.1 Accrual of Dividends	12

4.2 Payment of Dividends	12

4.3 Dividend Calculations	14

4.4 Dividends on the Common Stock	14

4.5 Conversion Prior to or Following a Record Date	14

5. Liquidation	15

5.1 Liquidation	15

5.2 Insufficient Assets	15

5.3 Notice Requirement	15

5.4 Applicable Value Cap	15

6. Voting; Consent	16

6.1 As-Converted Voting	16

6.2 Consent	16

7. Redemption	17

7.1 Fundamental Change Redemption	17

7.2 Corporation Redemption	18

7.3 Insolvency Redemption	18

7.4 Fundamental Change Redemption Notice	18

7.5 Corporation Redemption Notice	19

7.6 Insufficient Funds; Remedies For Nonpayment	19

7.7 Surrender of Certificates	20

7.8 Rights Subsequent to Redemption	20

8. Conversion	20

8.1 Holders’ Optional Right to Convert	20

8.2 Mandatory Conversion	21

8.3 Procedures for Conversion; Effect of Conversion	22

8.4 Reservation of Stock	24

8.5 No Charge or Payment	24

i

8.6 Termination of Conversion Right in Connection with Redemption	24

8.7 Adjustment to Conversion Price and Number of Conversion Shares	24

9. Reissuance of Series A Preferred Stock	33

10. Notices	33

11. Amendments and Waiver	33

12. Withholding	34

13. Tax Matters	34

14. Form of Series A Preferred Stock and Transfer Agent	35

14.1 Form of Series A Preferred Stock	35

14.2 Global Certificate Legend	35

14.3 Restricted Stock Legend	35

14.4 Other Legends	36

14.5 Transfer Agent	36

ii

1.

Designation. There shall be a series of Preferred Stock that shall be designated as “Series A Convertible Perpetual Preferred Stock” (the “Series A Preferred Stock”) and the number of shares constituting such series (“Shares”) shall be 4,500,000 with a Stated Value of $1,000.00 per Share. The rights, preferences, powers, restrictions and limitations of the Series A Preferred Stock shall be as set forth herein. The Series A Preferred Stock shall be issued in book-entry form on the Corporation’s share ledger, subject to the rights of holders to receive certificated Shares under the DGCL.

2.	Defined Terms. For purposes hereof, the following terms shall have the following meanings:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person, including any investment fund, vehicle or account sponsored or managed by such Person or any other Person that controls, is controlled by, or is under common control with such Person (for clarity, an investment fund, vehicle or account shall be deemed to be an “Affiliate” of all other investment funds, vehicles and accounts under common management, directly or indirectly, with such Person); provided, however, that in no event shall any portfolio company managed by an Affiliate of either the KKR Investor or the Apollo Investor be considered to be an Affiliate of the KKR Investor or the Apollo Investor, as applicable. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Apollo Investor” has the meaning given to such term in the Investment Agreement.

“Applicable Value Cap” has the meaning set forth in Section 5.4.

“Acquisition” has the meaning given to such term in the Investment Agreement.

“as-converted basis” means (i) with respect to the outstanding shares of Common Stock as of any date, all outstanding shares of Common Stock calculated on a basis in which all shares of Common Stock issuable upon conversion of the outstanding Shares of Series A Preferred Stock (at the Conversion Price in effect on such date) are assumed to be outstanding as of such date and (ii) with respect to any outstanding Shares of Series A Preferred Stock as of any date, the number of shares of Common Stock issuable upon conversion of such Shares of Series A Preferred Stock on such date (at the Conversion Price in effect on such date).

“beneficially own”, “beneficial ownership of”, or “beneficially owning” any securities shall have the meaning set forth in Rule 13d-3 of the rules and regulations under the Exchange Act; provided, that any Person shall be deemed to beneficially own any securities that such Person has the right to acquire, whether or not such right is exercisable immediately (including assuming conversion of all Preferred Stock, if any, owned by such Person to Common Stock).

“Beverage Co.” has the meaning given to such term in the Investment Agreement.

“Beverage Co. IPO” has the meaning given to such term in the Investment Agreement.

“Bloomberg” means Bloomberg Financial Markets and its successors.

“Board” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which the SEC or banks in the City of New York are authorized or required by law to close.

“Cap Allocation” has the meaning set forth in Section 8.3.

“Cap Share” has the meaning set forth in Section 8.3.

“Capital Lease” has the meaning given to such term in the Investment Agreement.

“Certificate of Designations” means this Certificate of Designations, Preferences and Rights of Series A Convertible Perpetual Preferred Stock of Keurig Dr Pepper Inc., as it may be amended from time to time.

“Certificate of Incorporation” has the meaning set forth in the Recitals.

“Change in Tax Law” has the meaning set forth in Section 13.

“Closing” or “Closing Date” has the meaning given to such term in the Investment Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Coffee Business” has the meaning given to such term in the Investment Agreement.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Common Stock Liquidity Conditions” with respect to a Mandatory Conversion or Corporation Redemption will be satisfied if:

(a) solely to the extent the KKR Investor or the Apollo Investor is an Affiliate of the Corporation at the time of such Mandatory Conversion or Corporation Redemption (or was an Affiliate of the Corporation within the three months prior to the time of such Mandatory Conversion or Corporation Redemption) or the Common Stock issuable to the KKR Investor or the Apollo Investor upon such Mandatory Conversion or exercise of conversion rights by the KKR Investor or the Apollo Investor immediately prior to a Corporation Redemption, as applicable, would exceed 3% of the Corporation’s outstanding Common Stock after giving effect to such Mandatory Conversion or exercise of conversion rights by the KKR Investor or the Apollo Investor immediately prior to a Corporation Redemption, as applicable, the offer and sale of such shares of Common Stock by the KKR Investor or the Apollo Investor, as applicable, upon receipt of such shares of Common Stock are registered for resale pursuant to an effective registration statement under the Securities Act and such registration statement is reasonably expected by the Corporation to remain effective and usable (including with registration rights thereunder not suspended by the Corporation) by the KKR Investor or the Apollo Investor, as applicable, to sell such shares of Common Stock, continuously during the period from, and including, the date such shares of Common Stock are issued to the KKR Investor or the Apollo Investor, as applicable, pursuant to such Mandatory Conversion or exercise of conversion rights by the KKR Investor or the Apollo Investor, as applicable, immediately prior to a Corporation Redemption, to, and including, the thirtieth (30th) calendar day thereafter; provided, however, that the KKR Investor or the Apollo Investor, as applicable, will supply all information reasonably requested by the Corporation for inclusion, and required to be included, in any registration statement or prospectus supplement related to the resale of the shares of Common Stock;

(b) each share of Common Stock will, when issued (or when sold or otherwise transferred pursuant to the registration statement referred to above), (i) be admitted for book-entry settlement through DTC with an “unrestricted” CUSIP number, (ii) not be represented by any certificate that bears a legend referring to transfer restrictions under the Securities Act or other securities laws and (iii) be listed and admitted for trading, without suspension or material limitation on trading, on any of The New York Stock Exchange, The NYSE American, The NASDAQ Capital Market, The NASDAQ Global Market or The NASDAQ Global Select Market (or any of their respective successors); and

(c)(i) the Corporation has not received any written notice of delisting or suspension by the applicable exchange referred to in clause (b)(ii) above with a reasonable prospect of delisting, after giving effect to all applicable notice and appeal periods; and (ii) no such delisting or suspension is reasonably likely to occur or is pending based on the Corporation falling below the minimum listing maintenance requirements of such exchange.

“Conversion Cap” has the meaning set forth in Section 4.2(b).

“Conversion Date” has the meaning set forth in Section 8.3(b).

“Conversion Election Date” means the date upon which the holder’s right to convert its Shares pursuant to Section 8 terminates in connection with a Corporation Redemption, which date shall be no earlier than two Business Days prior to the Corporation Redemption Date.

“Conversion Price” means, initially, $37.25 per Share, as adjusted from time to time in accordance with Section 8.7.

“Conversion Shares” means the shares of Common Stock or other capital stock of the Corporation then issuable upon conversion of the Series A Preferred Stock in accordance with the terms of Section 8.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Redemption” has the meaning set forth in Section 7.2.

“Corporation Redemption Date” has the meaning set forth in Section 7.5(b).

“Corporation Redemption Notice” has the meaning set forth in Section 7.2.

“Corporation Redemption Price” means, as of any date of redemption (or Liquidation, if applicable), the greater of (a) the sum of (i) an amount in cash equal to 100% of the sum of the Deferred Dividend Amount, the Excess Deferred Dividend Amount and the Stated Value, plus (ii) accrued and unpaid dividends thereon (excluding, for the avoidance of doubt, any Deferred Dividend Amount or Excess Deferred Dividend Amount) and (b) the payment that a holder of Shares of Series A Preferred Stock would have received had such holder, immediately prior to such redemption (or Liquidation, if applicable), converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, or such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the closing price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Deferred Dividend Amount” has the meaning set forth in Section 4.2(a).

“Definitive Series A Preferred Stock Certificate” means one or more certificates representing Series A Preferred Stock registered in the name of the holder thereof and issued in accordance with Section 14.1, except that any such Definitive Series A Preferred Stock Certificate shall not bear a Global Certificate Legend and shall not have a schedule of increases or decreases.

“DGCL” has the meaning set forth in the Preamble.

“Dividend Payment Date” has the meaning set forth in Section 4.2.

“Dividend Rate” means 4.75% per annum, which amount shall increase by 0.25% per annum on the day after the tenth (10th) anniversary of the Issue Date, as adjusted pursuant to Section 4.2, Section 4.4 and Section 7.6(b); provided, that if and for so long as any Event of Noncompliance occurs and is continuing, then the then-current Dividend Rate shall automatically increase by an additional 1.00% per annum; provided further, that the Dividend Rate shall only be increased by 1.00% notwithstanding multiple Events of Noncompliance.

“Dividends” has the meaning set forth in Section 4.1.

“DTC” means The Depository Trust Company or any successor depositary.

“Equity Securities” has the meaning ascribed to such term in Rule 405 promulgated under the Securities Act as in effect on the date hereof, and in any event includes any stock, any partnership interest, any limited liability company interest and any other interest, right or security convertible into, or exchangeable or exercisable for, capital stock, partnership interests, limited liability company interests or otherwise having the attendant right to vote for directors or similar representatives.

“Equity Value of the Corporation” means, at any time, the greater of (A) the product of (i) the number of shares of Common Stock outstanding as of such time on an as-converted basis multiplied by (ii) the Current Market Price and (B) the sum of (i) the product of (a) the number of shares of Common Stock outstanding as of such time, assuming no conversion of the Shares of Series A Preferred Stock outstanding as of such time, multiplied by (b) the Current Market Price plus (ii) the Fair Market Value of the Series A Preferred Stock.

“Event of Noncompliance” means (i) the failure by the Corporation to issue Common Stock upon receipt of a Notice of Mandatory Conversion or Notice of Conversion pursuant to the terms of Section 8.3, (ii) the failure by the Corporation to comply with the provisions of Section 11, and (iii) the failure of the Corporation to comply with the other terms of this Certificate of Designations and such failure continues for thirty (30) days.

“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

“Excess Deferred Dividend Amount” has the meaning set forth in Section 4.2(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” has the meaning set forth in Section 8.7(f).

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by a majority of the Board, or an authorized committee thereof, which, with respect to the Series A Preferred Stock, shall be determined by Kynex, if Kynex is available at such time, or Monis, Bloomberg or other equivalent model if Kynex is not available at such time.

“Fitch” means Fitch, Inc.

“Foreclosure” has the meaning given to such term in the Investment Agreement.

“Fundamental Change” shall be deemed to have occurred when any of the following has occurred; provided that a Specified Spin-Off Transaction shall be deemed not to be a Fundamental Change:

(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Corporation, its Wholly-owned Subsidiaries and the employee benefit plans of the Corporation and its Wholly-owned Subsidiaries, files a Schedule TO or any schedule, form or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock;

(b) the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination) as a result of which the Common Stock is converted into, or exchanged for, stock, other securities, other property or assets; (ii) any share exchange, consolidation or merger of the Corporation pursuant to which the Common Stock will be converted into cash, securities or other assets; or (iii) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any person or group other than any of the Corporation’s Wholly-owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Corporation’s Common Stock immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c) prior to the Specified Spin-Off Transaction, the consummation of (i) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Beverage Co. and its Subsidiaries, taken as a whole, to any person or group other than any of Beverage Co.’s Wholly-owned Subsidiaries or (ii) any sale or other transfer in one transaction or a series of transactions of more than 50% of the voting power of the common stock of Beverage Co. and its Subsidiaries;

(d) the stockholders of the Corporation approve any plan or proposal for the liquidation or dissolution of the Corporation; or

(e) the Common Stock (or other common stock underlying the Series A Preferred Stock) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors);

provided, however, that a transaction or transactions described in clause (a) or clause (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Corporation, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions the Series A Preferred Stock become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights. If any transaction in which the Common Stock is replaced by the securities of another entity occurs (or, in the case of a transaction that would have been a Fundamental Change but for the proviso immediately following clause (e) of this definition, following the effective date of such transaction) references to the Corporation in this definition shall instead be references to such other entity. For purposes of this definition, any transaction or event described in both clause (a) and in clause (b)(i) or (ii) above (without regard to the proviso in clause (b)) will be deemed to occur solely pursuant to clause (b) above (subject to such proviso).

“Fundamental Change Redemption” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Date” shall have the meaning specified in Section 7.4(b).

“Fundamental Change Redemption Notice” shall have the meaning specified in Section 7.1.

“Fundamental Change Redemption Price” means, as of any date of redemption, the greater of (a) the sum of (i) an amount in cash equal to 110% of the sum of the Deferred Dividend Amount, the Excess Deferred Dividend Amount and the Stated Value, plus (ii) accrued and unpaid dividends thereon (excluding, for the avoidance of doubt, any Deferred Dividend Amount or Excess Deferred Dividend Amount) and (b) an amount in cash equal to the payment (including an amount in cash equal to the Fair Market Value of any non-cash consideration to be received by holders of shares of Common Stock) that a holder of Shares of Series A Preferred Stock would have received had such holder, immediately prior to such redemption, converted such Shares then held by such holder into shares of Common Stock at the applicable Conversion Price then in effect in accordance with Section 8.1, before any distributions are made to holders of Common Stock and all other Junior Securities and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

“Governmental Authority” means any government, court, regulatory or administrative agency, commission, arbitrator (public or private) or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.

“Global Certificate” means one or more global certificates representing Shares of Series A Preferred Stock registered in the name of the holder thereof that bears the applicable Global Certificate Legend.

“Global Certificate Legend” means, as applicable, the legend set forth in Exhibit B-1 and Exhibit B-2 hereto, which legend is required to be placed on all Global Certificates issued under this Certificate of Designations, as applicable.

“holder,” as of a particular time, means any Person that, as of such time, is the holder of record of at least one Share of Series A Preferred Stock.

“Immaterial Subsidiary” shall mean any Subsidiary of the Corporation that did not, as of the last day of the fiscal quarter of the Corporation most recently ended, have assets with a value in excess of 10.00% of the consolidated total assets or revenues and income from continuing operations before taxes representing in excess of 10.00% of total revenues and income from continuing operations before taxes, respectively, of the Corporation and its Subsidiaries on a consolidated basis as of such date and after giving pro forma effect to any acquisitions or dispositions which occur after such balance sheet date.

“Indebtedness” means for any Person (without duplication): (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property, (c) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, and (e) any liability in respect of banker’s acceptances or letters of credit, provided that the term “Indebtedness” shall not include (i) trade payables or similar obligations, and accrued expenses, in each case arising in the ordinary course of business, (ii) any earn-out obligation in connection with an Acquisition except to the extent that the amount payable pursuant to such earnout becomes payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) any leases, concessions, license of property or guarantees thereof, in each case that is not a Capital Lease, including of joint ventures, (v) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (vi) obligations under any license, permit or approval or guarantees thereof incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice, (vii) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (viii) any intercompany Indebtedness, (ix) any hedging obligations that are not incurred for speculative purposes, and (x) any take or pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP. The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

“Insolvency Event” means:

(a) any voluntary or involuntary liquidation, dissolution or winding up of the Corporation or any of its Material Subsidiaries;

(b) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Corporation or any of its Material Subsidiaries, or of a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the

Corporation or any of its Material Subsidiaries or (iii) the winding-up or liquidation of the Corporation or any of its Material Subsidiaries, and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; or

(c) the Corporation or any of its Material Subsidiaries shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (b) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Corporation or any of its Material Subsidiaries or for a substantial part of the property or assets of the Corporation or any of its Material Subsidiaries, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due.

“Investment Agreement” means the Investment Agreement, dated October 27, 2025, as may be amended or supplemented from time to time pursuant to terms thereof, by and among the Corporation and the Investors party thereto.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent), with respect to Moody’s, (y) BBB- (or the equivalent), with respect to S&P, (z) BBB- (or equivalent), with respect to Fitch, or in each case, an equivalent rating by any other Rating Agency.

“IPO Subsidiary” has the meaning given to such term in the Investment Agreement.

“IRS” means the United States Internal Revenue Service.

“Issue Date” means March 30, 2026.

“Junior Securities” means, collectively, the Common Stock and each other class or series of capital stock of the Corporation now existing or hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“KKR Investor” has the meaning given to such term in the Investment Agreement.

“Last Reported Sale Price” of the Common Stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If the Common Stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Corporation for this purpose.

“Laws” mean all state or federal laws, common law, statutes, ordinances, codes, rules or regulations, orders, executive orders, judgments, injunctions, governmental guidelines or interpretations have the force of law, Permits, decrees, or other similar requirement enacted, adopted, promulgated, or applied by any Governmental Authority.

“Liquidation” has the meaning set forth in Section 5.1.

“Material Subsidiary” shall mean any Subsidiary other than an Immaterial Subsidiary.

“Mandatory Conversion” has the meaning set forth in Section 8.2.

“Mandatory Conversion Date” has the meaning set forth in Section 8.2.

“Mandatory Conversion Right” has the meaning set forth in Section 8.2.

“Moody’s” means Moody’s Investors Service, Inc.

“MP0” means the average of the Daily VWAP of the Common Stock over the ten (10) consecutive Trading Days immediately following, but including, the Spin-Off Ex-Dividend Date.

“NASDAQ” means the NASDAQ Global Select Market.

“Notice of Conversion” has the meaning set forth in Section 8.3(b).

“Notice of Mandatory Conversion” has the meaning set forth in Section 8.2.

“Optional Conversion” has the meaning set forth in Section 8.1.

“Optional Conversion Date” has the meaning set forth in Section 8.3(b).

“Optional Redemption Price” means an amount in cash equal to (i) 110% of the sum of the Deferred Dividend Amount, the Excess Deferred Dividend Amount and the Stated Value, with respect to a Redemption Date on or following the seventh anniversary of the Issue Date but prior to the eighth anniversary of the Issue Date, (ii) 105% of the sum of the Deferred Dividend Amount, the Excess Deferred Dividend Amount and the Stated Value, with respect to a Redemption Date on or following the eighth anniversary of the Issue Date but prior to the ninth anniversary of the Issue Date, and (iii) 100% of the sum of the Deferred Dividend Amount, the Excess Deferred Dividend Amount and the Stated Value, with respect to a Redemption Date on or following the ninth anniversary of the Issue Date.

“Parity Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks pari passu with the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary bankruptcy, liquidation, dissolution or winding up of the affairs of the Corporation.

“Permits” mean all licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” has the meaning set forth in the Recitals.

“Pre-Spin Period” means the period beginning on the Issue Date and ending on the earlier of (x) the completion of a Specified Spin-Off transaction, (y) the three (3) year anniversary of the Closing, if no Specified Spin-Off Transaction has been completed by such date, or (z) a public announcement by the Corporation that it does not intend to pursue a Specified Spin-Off Transaction.

“Property” has the meaning given to such term in the Investment Agreement.

“Public Offering” means, in accordance with Treasury Regulations Section 1.355-7(h)(11), an acquisition where the terms of the acquisition are established by the Corporation or the transferor with the involvement of one or more investment bankers and the potential transferees have no opportunity to negotiate the terms of the acquisition.

“Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or any of them shall not make a corporate rating with respect to the Corporation publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Corporation, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating.

“Redemption Dates” has the meaning set forth in Section 7.5(b).

“Reorganization Event” has the meaning set forth in Section 8.7(g).

“Restricted Definitive Series A Preferred Stock Certificate” means a Definitive Series A Preferred Stock Certificate bearing the Restricted Stock Legend.

“Restricted Global Certificate” means a Global Certificate bearing the Restricted Stock Legend.

“Restricted Stock Legend” means the legend set forth in Exhibit A hereto, which legend is required to be placed on all Restricted Definitive Series A Preferred Stock Certificates and Restricted Global Certificates issued under this Certificate of Designations.

“S&P” means S&P Global Ratings.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Securities” means any class or series of capital stock, the terms of which expressly provide that such class ranks senior to any series of the Series A Preferred Stock, has preference or priority over the Series A Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

“Series A Preferred Stock” has the meaning set forth in Section 1.

“Shares” has the meaning set forth in Section 1.

“Specified Spin-Off Transaction” means the consummation of a separation of all or substantially all of the Coffee Business through a contribution, directly or indirectly, of the applicable assets and liabilities of such business and/or through a contribution, directly or indirectly, of the applicable legal entities comprising such business to a Wholly-owned Subsidiary of the Corporation and the distribution of all of the outstanding equity securities of such Subsidiary to the holders of Common Stock as of a record date to be determined by the Board, in each case of the foregoing, in a transaction qualifying under Section 355 or Section 361 of the Code, together with any transactions related thereto or contemplated thereby (it being understood that such a distribution shall be a Specified Spin-Off Transaction only to the extent that the Corporation has obtained a Tax Opinion or Ruling with respect to such transaction).

“Spin Cut-Off Date” has the meaning set forth in Section 8.1.

“Spin-Co” means the entity that directly or indirectly owns the applicable assets and liabilities of all or substantially all of the Coffee Business in connection with the contribution or transfer of such business in a Specified Spin-Off Transaction.

“Spin-Co FMV” means the average of the Daily VWAP of a Spin-Off Transaction Share over the ten (10) consecutive Trading Days immediately following but including the Spin-Off Ex-Dividend Date; provided, that if the ratio of Spin-Off Transaction Shares to Common Stock (the “Spin-Off Ratio”) is not 1:1 in connection with a Specified Spin-Off Transaction, then the Spin-Co FMV used to calculate the Spin-Off Transaction Adjustment Ratio will be multiplied by the Spin-Off Ratio.

“Spin-Off” has the meaning set forth in Section 8.7(d).

“Spin-Off Closing Date” means the closing date of the Specified Spin-Off Transaction.

“Spin-Off Ex-Dividend Date” means, in connection with a Specified Spin-Off Transaction, the first date on which shares of the applicable common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Corporation or Spin-Co, as applicable, on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided, that if the applicable common stock does not trade on an exchange or market, the “Spin-Off Ex-Dividend Date” shall mean the record date for such issuance, dividend or distribution.

“Spin-Off Transaction Adjustment Ratio” means the quotient of (i) MP0 and (ii) MP0 plus Spin-Co FMV.

“Spin-Off Transaction Share” means one share of common stock of Spin-Co.

“Stated Value” means, with respect to any Share on any given date, $1,000.00.

“Subsidiary” when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Surplus Amount” has the meaning set forth in Section 4.4.

“Tax” and “Taxes” means any and all United States federal, state, local or non-United States taxes, fees, levies, duties, tariffs, imposts, and other similar charges (together with any and all interest, penalties and additions to tax) imposed by any Governmental Authority, including taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, together with any interest, or penalties and additions to tax imposed by any Governmental Authority.

“Tax Opinion or Ruling” means a “will” level opinion from national recognized tax counsel or an IRS private letter ruling to the effect that a distribution (taking into account any other transactions related thereto or contemplated thereby) meets the requirements of Section 355 or Section 361 of the Code, as the case may be, and is not a distribution to which Section 355(d) or (e) of the Code applies.

“Trading Day” means a Business Day on which the NASDAQ (or any other national securities exchange on which the Common Stock is listed at such time) is open for business.

“Transfer Agent” means the transfer agent with respect to the Series A Preferred Stock, which, on and as of the Issue Date, shall be Computershare Trust Company, N.A., and any successor transfer agent of national reputation appointed by the Corporation and notified to the holders.

“Tender/Exchange Offer Valuation Period” has the meaning set forth in Section 8.7(f).

“Wholly-owned Subsidiary” means, at any time, any Subsidiary of which all of the issued and outstanding Equity Securities (other than directors’ qualifying shares and shares held by a resident of the jurisdiction, in each case, as required by law) are owned by any one (1) or more of the Corporation and the Corporation’s other Wholly-owned Subsidiaries at such time.

3.

Rank. With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the Series A Preferred Stock shall rank (a) senior to all Junior Securities, (b) pari passu with any Parity Securities in issue from time to time, and (c) junior to all Senior Securities.

4.	Dividends.

4.1 Accrual of Dividends. From and after the Issue Date of the Shares, cumulative dividends (“Dividends”) on each such Share shall accrue whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the applicable Dividend Rate on the Stated Value thereof. Subject to the provisions of this Section 4 and Section 5.4, all accrued dividends on any Share shall be declared and paid in cash.

4.2 Payment of Dividends.

(a) If, as and when declared by the Board out of funds legally available therefor to the maximum extent not prohibited by Delaware law, the Corporation shall make each dividend payment on the Series A Preferred Stock in cash on the thirtieth (30th) day of March, June, September and December of each calendar year (each such date, a “Dividend Payment Date”) at the applicable Dividend Rate; provided, that if the Corporation elects and declares and pays in cash any such dividend payments, the Corporation shall elect and declare and pay in cash such dividend payments on the same pro rata portion of each holder’s Shares. The record date for payment of dividends on the Series A Preferred Stock will be the fifteenth (15th) day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series A Preferred Stock as such holders appear on the stock register of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day and no additional dividend amount for such period shall be payable during such period as a result of such delay, but shall be paid on the next succeeding Dividend Payment Date. Notwithstanding anything to the contrary herein, the Corporation may, in its sole discretion (including as a result of being prohibited by applicable Delaware law from making such payment), on one or more occasions, defer payment of all or a part of any Dividend on a Dividend Payment Date (the amount of such Dividends less any Excess Deferred Dividend Amount under Section 4.2(b), the “Deferred Dividend Amount”). If the Corporation elects to defer payment of a Dividend on any Dividend Payment Date, then (i) any such Deferred Dividend Amount shall continue to accrue and accumulate at the Dividend Rate for the period from and including the applicable Dividend Payment Date upon which the Corporation fails to pay in cash such Deferred Dividend Amount through but not including the day upon which the Corporation pays in cash such Deferred Dividend Amount, (ii) the Corporation shall not, and shall not be required to, add to or otherwise increase the Stated Value of the Shares of Series A Preferred Stock in respect of such Deferred Dividend Amount and (iii) the Corporation shall not be permitted to pay in cash such Deferred Dividend Amount following the submission of a Notice of Conversion.

(b) Notwithstanding anything to the contrary herein, to the extent that upon any Dividend Payment Date, the election to defer a Dividend would either: (1) result in the number of shares of Common Stock issued and/or into which the outstanding Series A Preferred Stock could be converted, individually or in the aggregate, to exceed the lesser of (x) 271,580,767 shares of Common Stock (as adjusted for any event set forth in Section 8.7) and (y) after giving effect to the increase in the number of shares of Common Stock outstanding on an as-converted basis after giving effect to the election to defer payment of the Dividend (and conversion of such Deferred Dividend Amount), the number of shares equal to 19.99% of the number of shares of Common Stock outstanding at the time of payment, issuance or conversion, as applicable (such lesser number, the “Conversion Cap”), or (2) result in the Fair Market Value of the Series A Preferred Stock to exceed the Applicable Value Cap, then the Corporation must declare and make each dividend payment on the Series A Preferred Stock on each such Dividend Payment Date in cash (the aggregate amount of such dividend payments required to be paid in cash on such Dividend Payment Date, the “Excess Deferred Dividend Amount”) unless the Corporation elects to defer such payment of the Excess Deferred Dividend Amount (including if prohibited by applicable Delaware law) (and any such Excess Deferred Dividend Amount must be paid in cash upon any conversion of the Series A Preferred Stock in accordance with Section 8 rather than converting into shares of Common Stock).

(c) If the Corporation fails to pay any Excess Deferred Dividend Amount in cash on the applicable Dividend Payment Date as set forth in clause (b) above (including as a result of being prohibited by applicable Delaware law from making such payment), then (i) any such Excess Deferred Dividend Amount shall continue to accrue and accumulate at the Dividend Rate then in effect for the period from and including the applicable Dividend Payment Date upon which the Corporation fails to pay in cash such Excess Deferred Dividend Amount through but not including the day upon which the Corporation pays in cash such Excess Deferred Dividend Amount and (ii) the Corporation shall not, and shall not be required to, add to or otherwise increase the Stated Value of the Shares of Series A Preferred Stock in respect of such Excess Deferred Dividend Amount.

(d) In addition, unless and until all Deferred Dividend Amounts and Excess Deferred Dividend Amounts that are required to be paid in cash have been paid in full in cash, the Corporation shall not declare or pay any dividends or make any distributions, whether in cash, securities or other property, on any Junior Securities (other than dividends, payments or distributions payable solely in Junior Securities or in options, warrants or other rights to purchase such Junior Securities), nor shall the Corporation directly or indirectly redeem, purchase or otherwise acquire for consideration any Junior Securities; provided, that the foregoing shall not restrict (i) any repurchase of unvested shares of Junior Securities following termination of an employee, advisor or consultant of the Corporation or its

Subsidiaries, (ii) the forfeiture or withholding of taxes payable in connection with, and repurchases or withholdings of Junior Securities deemed to occur with respect to the exercise or vesting of any stock or other equity options or warrants, stock units or other incentive interests or the vesting of equity awards if such Junior Securities represents a portion of the exercise price thereof or the withholding of a portion of such Junior Securities to pay taxes payable on account of such exercise, (iii) net settlement of derivatives or convertible, exchangeable or similar securities, (iv) repurchase or redemption of Junior Securities made in exchange for, or in amount equal to or less than the proceeds of a substantially concurrent sale or issuance of Junior Securities to the extent contributed to the Corporation, (v) repurchase or redemption of Junior Securities deemed to occur in connection with paying cash in lieu of fractional shares of such Junior Securities in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Corporation and (vi) repurchase or redemption of Junior Securities in accordance with provisions similar to those described in Section 7.1 hereof (provided that, for the purposes of this clause (vi), all Shares of Series A Preferred Stock tendered by Holders in connection with such Fundamental Change Redemption have been repurchased or redeemed).

4.3 Dividend Calculations. Dividends on the Series A Preferred Stock shall accrue on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue daily commencing on the Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.

4.4 Dividends on the Common Stock. If the Corporation declares a dividend or makes a distribution of cash (or any other distribution treated as a dividend under Section 301 of the Code) on its Common Stock, each holder of Shares of Series A Preferred Stock shall be entitled to participate in such dividend or distribution in an amount equal to the largest number of whole shares of Common Stock into which all Shares of Series A Preferred Stock (including any unpaid Deferred Dividend Amount and, without duplication, accrued but unpaid dividends up to, but excluding, the applicable record date, but not with respect to any Excess Deferred Dividend Amount, and in any event subject to the limitations set forth in Section 4 and Section 5.4) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such dividend or distribution or, if there is no specified record date, as of the date of such dividend or distribution; provided that any such cash dividend or distribution received by the holders of Shares of Series A Preferred Stock shall reduce, on a dollar-for-dollar basis, the Dividends payable as provided in Section 4.2 on the immediately succeeding Dividend Payment Date and, if applicable, subsequent Dividend Payment Dates in respect of such Shares of Series A Preferred Stock as of the time such cash dividend or distribution is made. For the avoidance of doubt, if any such cash dividend or distribution received by the holders of Shares of Series A Preferred Stock pursuant to this Section 4.4 is greater than the Dividends payable as provided in Section 4.2 for the immediately succeeding Dividend Payment Date (the “Surplus Amount”), the Dividends payable as provided in Section 4.2 for succeeding Dividend Payment Dates shall be reduced on a dollar-for-dollar basis until the Surplus Amount is zero.

4.5 Conversion Prior to or Following a Record Date. If the Conversion Date for any Shares is prior to the close of business on the record date for a dividend as provided in Section 4.2, the holder of such Shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any Shares is after the close of business on the record date for a dividend as provided in Section 4.2 but prior to the corresponding Dividend Payment Date, the holder of such Shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such Shares prior to the applicable Dividend Payment Date.

5.	Liquidation.

5.1 Liquidation. In the event of any Insolvency Event of the Corporation (a “Liquidation”), the holders of Shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, pari passu with any payment to the holders of any Parity Securities and subject to the rights of Senior Securities and the Corporation’s creditors, but before any distribution or payment out of the assets of the Corporation shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the Corporation Redemption Price.

5.2 Insufficient Assets. If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series A Preferred Stock the Corporation Redemption Price to which they are entitled under Section 5.1, (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series A Preferred Stock any Parity Securities in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full, taking into account the Corporation Redemption Price payable in respect of such Series A Preferred Stock, and (b) the Corporation shall not make or agree to make, or set aside for the benefit of the holders of Junior Securities, any payments to the holders of Junior Securities.

5.3 Notice Requirement. In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days of any stockholders’ meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series A Preferred Stock written notice of the proposed action. Such written notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give written notice to each holder of Shares of such material change. If any Shares of Series A Preferred Stock are held in book-entry form through DTC, any such notice pursuant to this Section 5.3 may be given to the holders at such time in any manner required or permitted by the procedures of DTC.

5.4 Applicable Value Cap. Notwithstanding anything to the contrary, the Stated Value, the Corporation Redemption Price (other than in connection with an Optional Redemption) and the Fundamental Change Redemption Price of Series A Preferred Stock shall be subject to a limitation, applicable at each of (i) the date of issuance of Series A Preferred Stock, (ii) the date of any Transfer (as defined in the Investment Agreement) of any Series A Preferred Stock during the Pre-Spin Period pursuant to Section 5.07(a) of the Investment Agreement, (iii) the date of consummation of a Beverage Co. IPO that occurs prior to consummation of the Specified Spin-Off Transaction, (iv) the date of consummation of the Specified Spin-Off Transaction, (v) the date of any merger of the IPO Subsidiary into the Corporation, (vi) the date of the conversion of any Preferred Stock into Common Stock of the Corporation, (vii) the date of any Transfer of Series A Preferred Stock pursuant to a Public Offering and (viii) any date the Deferred Dividend Amount or the Excess Deferred Dividend Amount is increased pursuant to Sections 4.1 and 4.2, such that the Fair Market Value of the Series A Preferred Stock and any Common Stock outstanding into which it has been converted shall under no circumstance exceed 30% of the Equity Value of the Corporation, which shall be adjusted based on a fraction, the numerator of which is the number of Shares of Preferred Stock which have not been redeemed and the denominator of which is the number of Shares of Preferred Stock outstanding at the Issue Date at such time (such limitation, the “Applicable Value Cap”).

6.	Voting; Consent.

6.1 As-Converted Voting. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to vote with holders of outstanding shares of Common Stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration (whether at a meeting of stockholders of the Corporation, by written action of stockholders in lieu of a meeting or otherwise), except as provided by law. In any such vote, each holder of Shares of Series A Preferred Stock shall be entitled to a number of votes equal to the largest number of whole shares of Common Stock into which all Shares of Series A Preferred Stock (including any unpaid Deferred Dividend Amount and, without duplication, accrued but unpaid dividends up to, but excluding, the applicable record date, but not with respect to any Excess Deferred Dividend Amount, and in any event subject to the limitations set forth in Section 4 and Section 5.4) held of record by such holder is convertible pursuant to Section 8 herein as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent. Each holder of outstanding Shares of Series A Preferred Stock shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the amended and restated bylaws of the Corporation (the “Bylaws”).

6.2 Consent. (a) As long as any Share of Series A Preferred Stock is outstanding, without the prior written approval of the holders of at least 80% of the then-outstanding Shares of Series A Preferred Stock, the Corporation shall not:

(i) amend, modify or waive any provision of this Certificate of Designations or the Certificate of Incorporation or the Bylaws in a manner that adversely alters or changes the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock;

(ii) create (by reclassification or otherwise) any new class or series of shares having rights, preferences or privileges senior to or on parity with the Series A Preferred Stock, or increase or decrease the authorized number of Shares of Series A Preferred Stock, or issue any additional Shares of Series A Preferred Stock; or

(iii) until the date that is twenty-four (24) months following the Spin-Off Closing Date or in the event that the corporate family rating for the Corporation shall be less than the following from either Moody’s or S&P: (x) Baa3 (or the equivalent) from Moody’s (or any successor to the rating agency business thereof) or (y) BBB- (or the equivalent) from S&P (or any successor to the rating agency business thereof), repurchase or redeem any Junior Securities (provided that this clause (iii) shall not restrict (1) any repurchase of unvested shares of Junior Securities following termination of an employee, advisor or consultant of the Corporation or its Subsidiaries, (2) the forfeiture or withholding of taxes payable in connection with, and repurchases or withholdings of Junior Securities deemed to occur with respect to the exercise or vesting of any stock or other equity options or warrants, stock units or other incentive interests or the vesting of equity awards if such Junior Securities represents a portion of the exercise price thereof or the withholding of a portion of such Junior Securities to pay taxes payable on account of such exercise, (3) net settlement of derivatives or Convertible Securities, (4) repurchase or redemption of Junior Securities made in exchange for, or in amount equal to or less than the proceeds of a substantially concurrent sale or issuance of Junior Securities by the Corporation, (5) repurchase or redemption of Junior Securities deemed to occur in connection with paying cash in lieu of fractional shares of such Junior Securities in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Corporation and (6) repurchase or redemption of Junior Securities in accordance with provisions similar to those described in Section 7.1 (provided, that, for the purposes of this clause (6), all shares of Preferred Stock tendered by holders in connection with such Fundamental Change Redemption have been repurchased or redeemed).

(b) If on any date following the Closing Date, the Corporation has a corporate rating below an Investment Grade Rating from either Moody’s or S&P (the “Covenant Trigger Event”), then beginning on such date (the “Covenant Trigger Date”) and continuing until the Reversion Date (such period from the Covenant Trigger Date to the Reversion Date, the “Covenant Trigger Period”), the Corporation and its Subsidiaries will be subject to the covenants set forth in Annex I hereto (the “Triggered Covenants”).

(c) In the event that the Corporation and its Subsidiaries are subject to the Triggered Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”), the Corporation has a corporate rating that is an Investment Grade Rating from any two of the three Rating Agencies (or, if Fitch ceases to publish ratings, from both Moody’s and S&P), then the Corporation and its Subsidiaries will thereafter no longer be subject to the Triggered Covenants unless and until another Covenant Trigger Event occurs.

(d) On each Covenant Trigger Date, all Indebtedness (as defined in Annex I) incurred, or Disqualified Stock (as defined in Annex I) or Preferred Stock (as defined in Annex I) issued, prior to such Covenant Trigger Date will be deemed to have been outstanding on the Closing Date so that it is classified as permitted under Section 3(b)(i) set forth in Annex I. For the avoidance of doubt, no violation of any provision of this Agreement will be deemed to have occurred on any Covenant Trigger Date as a result of any actions taken by the Corporation or its Subsidiaries prior to such Covenant Trigger Date or as a result of any actions taken by the Corporation or its Subsidiaries on or after such Covenant Trigger Date pursuant to binding agreements entered into before such Covenant Trigger Date.

7.	Redemption.

7.1 Fundamental Change Redemption. Subject to the provisions of this Section 7, upon the occurrence of a Fundamental Change, each holder of Series A Preferred Stock shall have the right to require the Corporation to redeem, and the Corporation shall redeem, out of funds legally available therefor, all of the then-outstanding Shares of Series A Preferred Stock held by such holder requested by such holder to be redeemed (a “Fundamental Change Redemption”) for a price per Share equal to the Fundamental Change Redemption Price. In connection with a Fundamental Change, the Corporation shall provide to the holders of Series A Preferred Stock written notice of the proposed Fundamental Change (the “Fundamental Change Redemption Notice”) at least twenty (20) calendar days prior to the date on which the Corporation anticipates consummating a Fundamental Change (or if later and subject to this Section 7.1, promptly after the Corporation discovers that a Fundamental Change may occur). Any such Fundamental Change Redemption shall occur on the date of consummation of the Fundamental Change and in accordance with the Fundamental Change Redemption Notice, if such notice is received by the holders of Series A Preferred Stock at least five (5) Business Days prior to the consummation of such Fundamental Change (solely in the case of the Corporation discovering a Fundamental Change may occur following the twenty (20) calendar day period above and within five (5) Business Days after the consummation of such Fundamental Change if the Corporation shall discover the occurrence of such Fundamental Change at a later date); provided, however, that if Shares of Series A Preferred Stock are held in book-entry form through DTC, any Fundamental Change Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures of DTC. In exchange for the cancellation of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Fundamental Change Redemption Date in accordance with Section 7.8 below (or, if Shares of Series A Preferred Stock are held in book-entry form through DTC, the book-entry transfer in accordance with the applicable procedures of DTC to the Transfer Agent’s account at DTC), the Fundamental Change Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law, and provided that the Corporation shall only be required to pay the Fundamental Change Redemption Price simultaneously with, or immediately after, satisfaction of all obligations then due under the Corporation’s then-existing Indebtedness.

7.2 Corporation Redemption. Subject to the provisions of this Section 7, the Corporation shall have the right, but not the obligation, subject to the Common Stock Liquidity Conditions, to redeem, from time to time, out of funds legally available therefor, all or any portion of the then-outstanding Shares of Series A Preferred Stock (a “Corporation Redemption”) at any time on or following the seventh (7th) anniversary of the Issue Date for a price per Share equal to the Optional Redemption Price plus accrued and unpaid dividends thereon; provided, the Corporation shall use reasonable best efforts to redeem an amount of then-outstanding Shares of Series A Preferred Stock sufficient for such redemption to qualify for sale or exchange treatment by reason of Section 302(b) of the Code, assuming that such Investor owns no shares of Common Stock of the Corporation other than such shares acquired pursuant to a Beverage Co. IPO or as a result of a conversion of Series A Preferred Stock. Any such Corporation Redemption shall occur not less than twenty (20) days and not more than sixty (60) days following receipt by the applicable holder(s) of Series A Preferred Stock of a written election notice (the “Corporation Redemption Notice”) from the Corporation; provided, however, that if Shares of Series A Preferred Stock are held in book-entry form through DTC, any Corporation Redemption Notice may be given to holders at such time in any manner required or permitted by the procedures of DTC. Following the notice period required by the Corporation Redemption Notice, the Corporation shall redeem all, or in the case of an election to redeem less than all of the Shares of Series A Preferred Stock, the same pro rata portion of each such holder’s Shares redeemed pursuant to this Section 7.2; provided, however, that if any Shares of Series A Preferred Stock are held in book-entry form through DTC, the Shares of Series A Preferred Stock to be redeemed shall be selected in accordance with the applicable procedures of DTC and any notice of redemption may be given to the holders at such time in any manner permitted by the procedures of DTC. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Corporation Redemption Date in accordance with Section 7.8 below (or, if Shares of Series A Preferred Stock are held in book-entry form through DTC, the book-entry transfer in accordance with the applicable procedures of DTC to the Transfer Agent’s account at DTC), the Optional Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law. Notwithstanding anything to the contrary contained herein, each holder of Shares of Series A Preferred Stock shall have the right to elect, prior to the Corporation Redemption Date, to exercise the conversion rights, if any, in accordance with Section 8.

7.3 Insolvency Redemption. Upon the occurrence of an Insolvency Event, the Corporation shall immediately redeem out of assets legally available therefor all the then outstanding Shares of Series A Preferred Stock for an amount equal to the Corporation Redemption Price. In exchange for the surrender to the Corporation by the respective holders of Shares of Series A Preferred Stock of their certificate or certificates, if any, or an affidavit of loss, representing such Shares on or after the applicable Insolvency Event in accordance with Section 7.8 below, the Corporation Redemption Price for the Shares being redeemed shall be payable in cash by the Corporation in immediately available funds to the respective holders of the Series A Preferred Stock, except to the extent prohibited by applicable Delaware law and subject to the rights of the holders of any Parity Securities or Senior Securities and the rights of the Corporation’s existing and future creditors.

7.4 Fundamental Change Redemption Notice. Each Fundamental Change Redemption Notice shall state:

(a) the Fundamental Change Redemption Price;

(b) the date of the closing of the redemption, which pursuant to Section 7.1 shall be the date of consummation of the Fundamental Change (the applicable date, the “Fundamental Change Redemption Date”);

(c) the current Conversion Price of the Series A Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7;

(d) a description of the information needed from the holder to elect to participate in such redemption, including a form of any notice required to be delivered by a holder to participate in such redemption;

(e) a description of the payments and other actions required to be made or taken in order to satisfy all of the Corporation’s obligations under any outstanding indebtedness; and

(f) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed or, if applicable, that the Shares of Series A Preferred Stock to be redeemed must be surrendered by book-entry transfer in accordance with the applicable procedures of DTC.

7.5 Corporation Redemption Notice. Each Corporation Redemption Notice shall state:

(a) the number of Shares of Series A Preferred Stock held by the holder that the Corporation proposes to redeem on the Corporation Redemption Date specified in the Corporation Redemption Notice;

(b) the date of the closing of the redemption, which pursuant to Section 7.2 shall be no earlier than twenty (20) days and no later than sixty (60) days following circulation by the Corporation of the Corporation Redemption Notice (the applicable date, the “Corporation Redemption Date” and, together with the Fundamental Change Redemption Date, the “Redemption Dates”), and the Optional Redemption Price;

(c) the Conversion Election Date;

(d) the current Conversion Price of the Series A Preferred Stock, after giving effect to any adjustments pursuant to Section 8.7; and

(e) the manner and place designated for surrender by the holder to the Corporation of his, her or its certificate or certificates, if any, representing the Shares of Series A Preferred Stock to be redeemed or, if applicable, that the Shares of Series A Preferred Stock to be redeemed must be surrendered by book-entry transfer in accordance with the applicable procedures of DTC.

7.6 Insufficient Funds; Remedies For Nonpayment.

(a) Insufficient Funds. If on any Fundamental Change Redemption Date the assets of the Corporation legally available are insufficient to pay the full Fundamental Change Redemption Price for the total number of Shares to be redeemed, the Corporation shall (i) take all commercially reasonable actions required and permitted under applicable law to maximize the assets legally available for paying the Fundamental Change Redemption Price, as applicable, (ii) redeem out of all such assets legally available therefor on the applicable Fundamental Change Redemption Date the maximum possible number of Shares that it can redeem on such date, pro rata among the holders of such Shares to be redeemed in proportion to the aggregate number of Shares to be redeemed by each such holder on the applicable Fundamental Change Redemption Date; provided, however, that if any Shares of Series A Preferred Stock are held in book-entry form through DTC, the Shares of Series A Preferred Stock to be redeemed shall be selected in accordance with the procedures of DTC, and (iii) following the applicable Fundamental Change Redemption Date, at any time and from time to time when additional assets of the Corporation become legally available to redeem the remaining Shares, the Corporation shall use such assets to pay the remaining balance of the aggregate applicable Fundamental Change Redemption Price.

(b) Remedies For Nonpayment. If on any Redemption Date all of the Shares elected to be redeemed pursuant to such redemption are not redeemed in full by the Corporation by paying the entire applicable redemption price until such Shares are fully redeemed and the aggregate redemption price is paid in full, all of the unredeemed Shares shall remain outstanding and continue to have the rights, preferences and privileges expressed herein, including the accrual and accumulation of dividends thereon as provided in Section 4; provided that the applicable Dividend Rate on all of the unredeemed Shares shall increase by 1.00% per annum on the applicable Redemption Date until such time as the full Fundamental Change Redemption Price or Optional Redemption Price, as applicable (including any unpaid Deferred Dividend Amount and Excess Deferred Dividend Amount and, without duplication, accrued but unpaid dividends up to, but excluding, the record date for the applicable distribution on such Shares at the adjusted Dividend Rate), has been paid in full in respect of all Shares to be redeemed.

7.7 Surrender of Certificates. On or before the applicable Redemption Date, each holder of Shares of Series A Preferred Stock being redeemed shall surrender the certificate or certificates, if any, representing such Shares to the Corporation in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice, as applicable, or to the Corporation’s corporate secretary at the Corporation’s headquarters, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto), or, in the event such certificate or certificates are lost, stolen or missing, shall deliver an affidavit of loss, in the manner and place designated in the Fundamental Change Redemption Notice or Corporation Redemption Notice, as applicable. Each surrendered certificate shall be canceled and retired and the Corporation shall thereafter make payment of the Fundamental Change Redemption Price or Optional Redemption Price, as applicable, by certified check or wire transfer to the holder of record of such certificate; provided, that if less than all the Shares represented by a surrendered certificate are redeemed, then a new stock certificate representing the unredeemed Shares shall be issued in the name of the applicable holder of record of the canceled stock certificate.

7.8 Rights Subsequent to Redemption. If on the applicable Redemption Date, the applicable redemption price is paid (or tendered for payment, including if the Shares of Series A Preferred Stock are held in book-entry form through DTC by tender for payment to DTC with irrevocable instructions and authority provided to DTC to pay the applicable Fundamental Change Redemption Price or Optional Redemption Price to holders of such Shares of Series A Preferred Stock) for any of the Shares to be redeemed on such Redemption Date, then on such date all rights of the holder in the Shares so redeemed and paid or tendered, including any rights to dividends on such Shares, shall cease, and such Shares shall no longer be deemed issued and outstanding.

8.	Conversion.

8.1 Holders’ Optional Right to Convert. Subject to the provisions of this Section 8 (including the Conversion Cap), (A) at any time and from time to time, the holders of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of up to in the aggregate 50% of the outstanding Shares of Series A Preferred Stock issued on the Issue Date (including any fraction of a Share) and allocated among the holders and their permitted transferees pro rata, and (B) at any time and from time to time on or after the earliest of (i) the 18-month anniversary of the Issue Date (“Spin Cut-Off Date”), (ii) the completion of a Specified Spin-Off Transaction, (iii) a Foreclosure and (iv) if the completion of a Specified Spin-Off Transaction has not occurred by the 12-month anniversary of the date of consummation of a Beverage Co. IPO, the 12-month anniversary of the date of consummation of a Beverage Co. IPO, any holder of Series A Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) held by such holder (provided that in the event of clause (iii) above only, only the lender(s) exercising remedies in connection with such Foreclosure and only with respect to the number of Shares of Series A Preferred Stock upon which it is exercising remedies may be converted) (each, an “Optional Conversion”), in each case into an aggregate number of shares of Common Stock as is determined by (a) multiplying the number of Shares (including any fraction of a Share) to be converted by the sum of (i) the Stated Value plus (ii) the unpaid Deferred Dividend Amount and any accrued but unpaid dividends up to, but excluding, the applicable Conversion Date (but not with respect to any Excess Deferred Dividend Amount, and in any event subject to the limitations set forth in Section 4 and Section 5.4) and then (b) dividing the result by the Conversion Price in effect immediately prior to such conversion, and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(d). Notwithstanding the foregoing, no holder of Series A Preferred Stock shall have the right to elect to convert all or any portion of the outstanding Shares of Series A Preferred Stock over the ten (10) consecutive Trading Days immediately following, but including, the Spin-Off Ex-Dividend Date. Notwithstanding anything to the contrary herein, if any holder of Shares of Series A Preferred Stock converts such Shares of Series A Preferred Stock into shares of Common Stock prior to the earlier of (x) the Spin Cut-Off Date and (y) the completion of a Specified Spin-Off Transaction, either:

(i) all such shares of Common Stock must be Transferred prior to the completion of any Specified Spin-Off Transaction; or

(ii) if such shares of Common Stock are Transferred after the completion of any Specified Spin-Off Transaction, to the extent such holder holds shares of Spin-Co, such holder must Transfer such shares of Common Stock and a pro rata number (or such lesser number as such holder holds) of shares of Spin-Co in substantially simultaneous sales.

8.2 Mandatory Conversion. Subject to the provisions of this Section 8 (including the Conversion Cap), and subject to the Common Stock Liquidity Conditions, at any time following the third (3rd) anniversary of the Issue Date, if the closing price per share of Common Stock exceeds 150% of the Conversion Price for at least twenty (20) Trading Days in any period of thirty (30) consecutive Trading Days (including the last Trading Day) immediately prior to the receipt by each holder of a Notice of Mandatory Conversion, the Corporation may elect to convert all or any portion of the outstanding Shares of Series A Preferred Stock (including any fraction of a Share) (the “Mandatory Conversion Right” and each conversion pursuant to this Section 8.2, a “Mandatory Conversion”) at the Conversion Price in effect immediately prior to such conversion (with the aggregate number of shares of Common Stock to be delivered by the Corporation determined pursuant to the formula set forth in Section 8.1), and in addition thereto the holder shall receive cash in lieu of any fractional shares as set out in Section 8.3(d); provided, that in the case of an election to convert less than all of the outstanding Shares of Series A Preferred Stock, the Corporation shall convert the same pro rata portion of each holder’s Shares converted pursuant to this Section 8.2.

The Corporation will not exercise its Mandatory Conversion Right, or otherwise send a Notice of Conversion, with respect to any Shares of Series A Preferred Stock pursuant to this Section 8.2 (x) unless the Common Stock Liquidity Conditions are satisfied with respect to the Mandatory Conversion (including on the Mandatory Conversion Date) and (y) without limiting the application of the Common Stock Liquidity Conditions, from, and including, the date that is ten (10) Business Days prior to December 25 of each calendar year to, but excluding, the date that is one (1) Business Day after January 1 of the next calendar year.

Notwithstanding anything to the contrary in this Section 8.2, the Corporation’s exercise of its Mandatory Conversion Right, and any related Notice of Mandatory Conversion, will not apply to any Share of Series A Preferred Stock as to which a Fundamental Change Redemption Notice has been duly delivered and not withdrawn. The date (the “Mandatory Conversion Date”) for any Mandatory Conversion will be a Business Day of the Corporation’s choosing that is no more than twenty (20), nor less than ten (10), Business Days after the Notice of Mandatory Conversion for such Mandatory Conversion. To exercise its Mandatory Conversion Right with respect to any Shares of Series A Preferred Stock, the Corporation must send to each holder of such Shares a written notice of such exercise (a “Notice of Mandatory Conversion”). Such Notice of Mandatory Conversion must state: (1) that the Corporation has exercised its Mandatory Conversion Right to cause the Mandatory Conversion of such Shares, briefly describing the Corporation’s Mandatory Conversion Right under this Certificate of Designations; (2) the Mandatory Conversion Date for such Mandatory Conversion (which shall be the date scheduled for the settlement of such Mandatory Conversion); (3) that Shares of Series A Preferred Stock subject to Mandatory Conversion may be converted earlier at the option of the holders thereof pursuant to an Optional Conversion at any time before the close of business on the Business Day immediately before the Mandatory Conversion Date; (4) the Conversion Price in effect on the Notice of Mandatory Conversion Date for such Mandatory Conversion; and (5) the CUSIP and ISIN numbers, if any, of the Series A Preferred Stock. If less than all Shares of Series A Preferred Stock then outstanding are subject to Mandatory Conversion, then the Shares of Series A Preferred Stock to be subject to such Mandatory Conversion will be selected by the Corporation pro rata.

8.3 Procedures for Conversion; Effect of Conversion.

(a) Procedures for Mandatory Conversion. If the Corporation duly exercises, in accordance with Section 8, its Mandatory Conversion Right with respect to any Share of Series A Preferred Stock, then (1) the Mandatory Conversion of such Share will occur automatically and without the need for any action on the part of the holder(s) thereof; and (2) the shares of Common Stock due upon such Mandatory Conversion will be registered in the name of the holder(s) of such Shares of Series A Preferred stock as of the close of business on the related Mandatory Conversion Date; provided, if any Shares of Series A Preferred Stock are held in book-entry form through DTC, holders must convert their Shares in accordance with the applicable procedures of DTC.

(b) Procedures for Holder Conversion. In order to effectuate a conversion of Shares of Series A Preferred Stock pursuant to Section 8.1, a holder shall submit a written election to the Corporation that such holder elects to convert Shares specifying the number of Shares elected to be converted (a “Notice of Conversion”). The holder shall surrender, along with a Notice of Conversion, if applicable, to the Corporation the certificate or certificates, if any, representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event such certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of submission of the Notice of Conversion and surrender of such Series A Preferred Stock certificate or certificates, if any, or delivery of such affidavit of loss, if applicable (such date, the “Optional Conversion Date” and, together with the Mandatory Conversion Date, the “Conversion Dates”). Upon the receipt by the Corporation of a Notice of Conversion and the surrender of such certificate(s) and accompanying materials (if any), the Corporation shall as promptly as practicable (but in any event within three (3) Trading Days thereafter) deliver to the relevant holder or holders, as applicable, (A) the number of shares of Common Stock (including, subject to Section 8.3(c), any fractional share) to which such holder or holders shall be entitled upon conversion of the applicable

Shares as calculated pursuant to Section 8.1, as applicable, and, if applicable, (B) the number of Shares of Series A Preferred Stock delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election, in each case in book-entry form on the Corporation’s share ledger. All shares of capital stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and non-assessable, free and clear of all Taxes, liens, charges and encumbrances with respect to the issuance thereof. Notwithstanding anything to the contrary in this Section 8.3(b), if any Shares of Series A Preferred Stock are held in book-entry form through DTC, holders must convert their Shares in accordance with the applicable procedures of DTC.

(c) Fractional Shares. The Corporation shall not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead, the Corporation shall pay a cash adjustment to the holder of Series A Preferred Stock being converted based upon the Current Market Price on the Trading Day prior to the Conversion Date.

(d) Effect of Conversion. All Shares of Series A Preferred Stock converted as provided in Section 8.1 or Section 8.2, as applicable, shall no longer be deemed outstanding as of the applicable Conversion Date and all rights with respect to such Shares shall immediately cease and terminate as of such time (including, without limitation, any right of redemption pursuant to Section 7), other than the right of the holder to receive shares of Common Stock and payment in lieu of any fraction of a Share in exchange therefor.

(e) Limitation on Conversions. Notwithstanding anything to the contrary herein, the Corporation shall not be obligated to issue any shares of Common Stock pursuant to the terms of this Certificate of Designations, and the holders of Series A Preferred Stock shall not have the right to receive any shares of Common Stock pursuant to the terms of this Certificate of Designations, to the extent the issuance of such shares of Common Stock would cause the Conversion Cap or the Applicable Value Cap to be exceeded. No holder of Series A Preferred Stock shall be issued in the aggregate, pursuant to the terms of this Certificate of Designations, shares of Common Stock in an amount greater than such holder’s pro rata allocation of shares of Common Stock issuable in an amount not to cause the Conversion Cap or the Applicable Value Cap to be exceeded based on a fraction, the numerator of which is the number of Shares of Series A Preferred Stock issued to such initial holder pursuant to the Investment Agreement on the Issue Date and the denominator of which is the aggregate number of all Shares of Series A Preferred Stock issued to the initial holders pursuant to the Investment Agreement on the Issue Date (with respect to each such holder, the “Cap Allocation”). In the event that any initial holder (or a transferee of an initial holder) shall sell or otherwise transfer any of such holder’s Series A Preferred Stock, the transferee shall be allocated a pro rata portion of such holder’s Cap Allocation, and the restrictions of the prior sentence shall apply to such transferee with respect to the portion of the Cap Allocation allocated to such transferee. In the event that any holder shall have converted all of such holder’s Series A Preferred Stock into a number of shares of Common Stock which, in the aggregate, is less than such holder’s Cap Allocation, then the difference between such holder’s Cap Allocation and the number of shares of Common Stock actually issued to such holder shall be allocated to the respective Cap Allocations of the remaining holders on a pro rata basis in proportion to the shares of Common Stock underlying the Series A Preferred Stock then held by each such holder. Upon any conversion of Series A Preferred Stock into shares of Common Stock, the Corporation shall also pay in cash to the converting holder, concurrently with the issuance of such shares of Common Stock, all Excess Deferred Dividend Amounts with respect to the Shares of Series A Preferred Stock so converted. In the event that the Corporation is prohibited from issuing any shares of Common Stock in connection with a conversion of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2 (the “Cap Shares”), the Corporation shall, to the fullest extent permitted by law and out of funds lawfully available therefor, pay cash on or prior to the applicable share delivery date to such holder in exchange for the redemption of such number of Shares of Series A Preferred Stock held by the holder that are not convertible into such Cap Shares at a price equal to the product of (x) such number of Cap Shares and (y) the Current Market Price of the share of Common Stock on the applicable Conversion Date or Mandatory Conversion Date.

8.4 Reservation of Stock. The Corporation shall at all times when any Shares of Series A Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of capital stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series A Preferred Stock pursuant to this Section 8, taking into account any adjustment to such number of shares so issuable in accordance with Section 8.7 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance). The Corporation shall not close its books against the transfer of any of its capital stock in any manner which would prevent the timely conversion of the Shares of Series A Preferred Stock.

8.5 No Charge or Payment. The issuance of certificates for shares of Common Stock upon conversion of Shares of Series A Preferred Stock pursuant to Section 8.1 or Section 8.2, as applicable, shall be made without payment of additional consideration by, or other charge, cost or Tax to, the holder in respect thereof.

8.6 Termination of Conversion Right in Connection with Redemption. Notwithstanding anything to the contrary set forth in this Certificate of Designations, in no event may Shares of Series A Preferred Stock be converted as provided in Section 8.1 or Section 8.2, as applicable, on and following the date that is two (2) Business Days prior to the Corporation Redemption Date in respect of such Shares, provided that, for the avoidance of doubt, this Section 8.6 shall no longer apply in respect of Shares of Series A Preferred Stock to be redeemed in accordance with Section 7 if the closing of the redemption of such Shares does not occur on the applicable Redemption Date and so long as such Shares are not otherwise redeemed.

8.7 Adjustment to Conversion Price and Number of Conversion Shares. In order to prevent dilution of the conversion rights granted under this Section 8, the Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series A Preferred Stock shall be subject to adjustment, without duplication, from time to time as provided in this Section 8.7, except that the Corporation shall not make any adjustment to the Conversion Price if each holder of the Series A Preferred Stock participates, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series A Preferred Stock, in any transaction described in this Section 8.7, without having to convert its Series A Preferred Stock, as if each such holder held a number of shares of Common Stock that would be issuable upon conversion of such Series A Preferred Stock in accordance with Section 8.1 (without giving effect to the proposed adjustment and notwithstanding the exercise by any holder of its rights pursuant to Section 5.17 of the Investment Agreement). For the avoidance of doubt, upon receipt by holders of any cash dividend or distribution in accordance with Section 4.4, each holder of the Series A Preferred Stock shall be deemed to have participated, at the same time and upon the same terms as all holders of Common Stock and solely as a result of holding Series A Preferred Stock, in such cash dividend or distribution.

(a) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided (whether by stock split, recapitalization or otherwise) into a greater number of shares of Common Stock or combined (whether by consolidation, reverse stock split or otherwise) into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(b) Stock Dividends or Distributions. If the Corporation shall issue shares of Common Stock as a dividend or distribution on all or substantially all shares of Common Stock or if the Corporation effects a stock split or combination of the Common Stock (other than as set forth in Section 8.7(g)), the Conversion Price shall be adjusted based on the following formula:

Where,

CP1	=

the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such dividend or = distribution or the effective date of such share split or share combination, as the case may be;

CP0	=

the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be;

OS0	=

the number of shares of Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution or the effective date of such share split or share combination, as the case may be; and

OS1	=	the number of shares of Common Stock that would be outstanding immediately after giving effect to such dividend, distribution, share split or share combination, as the case may be.

Any adjustment made under this clause (b) shall become effective immediately after the open of business on such Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the effective date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this clause (b) is declared but not so paid or made, the Conversion Price shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Price that would then be in effect if such dividend or distribution had not been declared or announced.

(c) Distributions of Rights, Options or Warrants. If the Corporation shall distribute to all or substantially all holders of its Common Stock any rights, options or warrants (other than rights, options or warrants distributed in connection with a stockholders’ rights plan, in which case the provisions of Section 8.7(g) shall apply) entitling them to purchase, for a period of not more than 45 calendar days from the announcement date for such distribution, shares of the Common Stock at a price per share less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement date for such distribution, the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
OS0	=	the number of shares of the Common Stock outstanding immediately prior to the open of business on the Ex-Dividend Date for such distribution;
X	=

the number of shares of the Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date of such distribution; and

Y	=	the total number of shares of the Common Stock issuable pursuant to such rights, options or warrants.

Any decrease made under this clause (c) shall be made successively whenever any such rights, options or warrants are distributed and shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Price shall be increased to the Conversion Price that would then be in effect had the increase with respect to the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of the Common Stock actually delivered. If such rights, options or warrants are not so distributed, the Conversion Price shall be increased to the Conversion Price that would then be in effect if such record date for such distribution had not occurred.

For purposes of this clause (c), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the announcement date for such distribution, and in determining the aggregate offering price of such shares of the Common Stock, there shall be taken into account any consideration received by the Corporation for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, as reasonably determined by the Corporation in good faith.

(d) Distributions of Equity Securities, Indebtedness, other Securities, Assets or Property. If the Corporation distributes shares of its Equity Securities, evidences of its Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities to all or substantially all holders of Common Stock, excluding:

(i) dividends or distributions as to which adjustment is required to be effected pursuant to clause (b) or (c) above;

(ii) rights issued to all holders of the Common Stock pursuant to a rights plan, where such rights are not presently exercisable, trade with the Common Stock and the plan provides that the holders of Shares of Series A Preferred Stock will receive such rights;

(iii) dividends or distributions in which Series A Preferred Stock participates on an as-converted basis pursuant to Section 4.4; and

(iv) Spin-Offs described below in this clause (d) and a Specified Spin-Off Transaction for which the adjustments in Section 8.7(m) shall apply,

then the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the open of business on the Ex-Dividend Date for such distribution;
CP0	=	the Conversion Price in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
SP0	=

the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board in good faith) of the shares of Equity Securities, evidences of Indebtedness, securities, assets or property distributed with respect to each outstanding share of the Common Stock immediately prior to the open of business on the Ex-Dividend Date for such distribution.

Any decrease made under the portion of this clause (d) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Price shall be increased to be the Conversion Price that would then be in effect if such distribution had not been declared.

Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Series A Preferred Stock, the amount and kind of the Equity Securities, evidences of the Corporation’s Indebtedness, other assets or property of the Corporation or rights, options or warrants to acquire its Equity Securities or other securities of the Corporation that such holder would have received as if such holder owned a number of shares of Common Stock into which the Share of Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this clause (d) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this clause (d) where there has been a payment of a dividend or other distribution on the Common Stock in shares of Equity Securities of any class or series, or similar equity interests, of or relating to a Subsidiary or other business unit of the Corporation that will be, upon distribution, listed on a U.S. national or regional securities exchange (a “Spin-Off”) (other than a Specified Spin-Off Transaction pursuant to Section 8.7(m)), the Conversion Price shall be decreased based on the following formula:

where

CP1	=	Conversion Price in effect immediately after the end of the Valuation Period;
CP0	=	the Conversion Price in effect immediately prior to the end of the Valuation Period;
FMV	=

the average of the Last Reported Sale Prices of the Equity Securities or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 2 as if references therein to Common Stock were to such Equity Securities or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

Any adjustment to the Conversion Price under the preceding paragraph of this clause (d) shall be made immediately after the close of business on the last Trading Day of the Valuation Period. If the Conversion Date for any Share of Series A Preferred Stock to be converted occurs on or during the Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Valuation Period.

Notwithstanding the foregoing, if the “FMV” (as defined above) is equal to or greater than the Daily VWAP of the Common Stock over the Valuation Period, in lieu of the foregoing decrease, each holder of Shares of Series A Preferred Stock may elect to receive at the same time and upon the same terms as holders of shares of Common Stock without having to convert its Shares of Series A Preferred Stock, the amount and kind of Equity Securities or similar equity interest that such holder would have received as if such holder owned a number of shares of Common Stock into which the Series A Preferred Stock was convertible at the Conversion Price in effect on the Ex-Dividend Date for the distribution.

(e) [Reserved].

(f) Tender Offer, Exchange Offer. If the Corporation or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for the Common Stock, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), the Conversion Price shall be decreased based on the following formula:

where

CP1	=	the Conversion Price in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
CP0	=	the Conversion Price in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC	=	the aggregate value of all cash and any other consideration (as determined by the Board in good faith) paid or payable for shares purchased or exchanged in such tender or exchange offer;
SP1	=

the average of the Last Reported Sales Prices of the Common Stock of over the ten (10) consecutive Trading Day period beginning on, and including, the Trading Day next succeeding the Expiration Date (the “Tender/Exchange Offer Valuation Period”);

OS1	=

the number of shares of the Common Stock outstanding immediately after the close of business on the Expiration Date (adjusted to give effect to the purchase or exchange of all shares accepted for purchase in such tender offer or exchange offer); and

OS0	=	the number of shares of the Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to such tender offer or exchange offer);

provided, however, that the Conversion Price will in no event be adjusted up pursuant to this Section 8.7(f), except to the extent provided in the immediately following paragraph. The adjustment to the Conversion Price pursuant to this Section 8.7(f) will be calculated as of the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date. If the Conversion Date for any Share of Series A Preferred Stock to be converted occurs on the Expiration Date or during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary in this Certificate of Designations, the Corporation will, if necessary, delay the settlement of such conversion until the second (2nd) Business Day after the last Trading Day of the Tender/Exchange Offer Valuation Period.

(g) Adjustment for Reorganization Events. If there shall occur any reclassification, statutory share exchange, reorganization, recapitalization, consolidation or merger involving the Corporation with or into another Person in which the Common Stock (but not the Series A Preferred Stock) is converted into or exchanged for securities, cash or other property (excluding a merger solely for the purpose of changing the Corporation’s jurisdiction of incorporation) including a Fundamental Change (without limiting the rights of holders of Series A Preferred Stock or the Corporation with respect to any

Fundamental Change) (a “Reorganization Event”), then, subject to Section 5, following any such Reorganization Event, each Share of Series A Preferred Stock shall remain outstanding and be convertible into the number, kind and amount of securities, cash or other property which a holder of such Share of Series A Preferred Stock would have received in such Reorganization Event had such holder converted its Shares of Series A Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Price applicable immediately prior to the effective date of the Reorganization Event; and, in such case, appropriate adjustment (as determined in good faith by the Board) shall be made in the application of the provisions in this Section 8.7 set forth with respect to the rights and interest thereafter of the holders of Series A Preferred Stock, to the end that the provisions set forth in this Section 8.7 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series A Preferred Stock. Without limiting the Corporation’s obligations with respect to a Fundamental Change, the Corporation (or any successor) shall, no less than twenty (20) calendar days prior to the occurrence of any Reorganization Event, provide written notice to the holders of Series A Preferred Stock of the expected occurrence of such event and of the kind and amount of the cash, securities or other property that each Share of Series A Preferred Stock is expected to be convertible into under this Section 8.7(g). Failure to deliver such notice shall not affect the operation of this Section 8.7(g). The Corporation shall not enter into any agreement for a transaction constituting a Reorganization Event unless, to the extent that the Corporation is not the surviving corporation in such Reorganization Event, or will be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series A Preferred Stock into stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

(h) Stockholders’ Rights Plan. To the extent that any stockholders’ rights plan adopted by the Corporation is in effect upon conversion of the Shares of Series A Preferred Stock, the holders of Shares of Series A Preferred Stock will receive, in addition to any Common Stock due upon conversion, the appropriate number of rights, if any, under the applicable rights agreement (as the same may be amended from time to time). However, if, prior to any conversion, the rights have separated from the shares of the Common Stock in accordance with the provisions of the applicable stockholders’ rights plan, the Conversion Price will be adjusted at the time of separation as if the Corporation distributed to all holders of the Common Stock, shares of Equity Securities, evidences of Indebtedness, securities, assets or property as described in clause (d) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Other Issuances. Except as stated in this Section 8.7, the Corporation shall not adjust the Conversion Price for the issuances of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or rights to purchase shares of Common Stock or such convertible or exchangeable securities.

(j) Adjustment at the Discretion of the Board. The Corporation shall be permitted to decrease the Conversion Price by any amount for a period of at least 20 Business Days if the Board determines in good faith that such decrease would be in the best interest of the Corporation. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Corporation’s securities are then listed, the Corporation also may (but is not required to) decrease the Conversion Price to avoid or diminish income tax to holders of Common Stock or rights to purchase shares of Common Stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event. Whenever the Conversion Price is decreased pursuant to either of the preceding two sentences, the Corporation shall deliver to the holders of the Series A Preferred Stock a notice of the decrease at least fifteen (15) days prior to the date the decreased Conversion Price takes effect, and such notice shall state the decreased Conversion Price and the period during which it will be in effect.

(k) [Reserved].

(l) [Reserved].

(m) Adjustment Upon Specified Spin-Off Transaction. If the Corporation consummates a Specified Spin-Off Transaction, the Conversion Price shall be adjusted by multiplying the Conversion Price in effect prior to the Specified Spin-Off Transaction by the Spin-Off Transaction Adjustment Ratio; provided that, in the event that the Spin-Off Transaction Adjustment Ratio is greater than 0.6791, it shall be deemed to be 0.6791 for the purposes of this adjustment to the Conversion Price, and in the event that the Spin-Off Transaction Adjustment Ratio is less than 0.6541, it shall be deemed to be 0.6541 for the purposes of this adjustment to the Conversion Price; provided further, that any such adjustment to the Conversion Price shall be subject to the Conversion Cap and the Applicable Value Cap. For the avoidance of doubt, holders of Series A Preferred Stock will not be entitled to receive Spin-Off Transaction Shares in the Specified Spin-Off Transaction.

(n) Rounding; Par Value; De-minimis Adjustments. All calculations under Section 8.7 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock. If an adjustment to the Conversion Price otherwise required by this Section 8.7 would result in a change of less than 1% to the Conversion Price, then, notwithstanding anything to the contrary in this Section 8.7, the Corporation may, at its election, defer and carry forward such adjustment, except that all such deferred adjustments must be given effect (i) when all such deferred adjustments would result in an aggregate change to the Conversion Price of at least 1%, (ii) on the Conversion Date of any Share of Series A Preferred Stock, (iii) on the effective date of any Fundamental Change and (iv) in connection with Dividends paid on the Common Stock pursuant to Section 4.4 hereof.

(o) Treatment of Pre-Record Date Adjustments. Notwithstanding this Section 8.7 or any other provision of this Certificate of Designations, if a Conversion Price adjustment becomes effective on any Ex-Dividend Date, and a holder that has converted its Series A Preferred Stock on or after such Ex-Dividend Date and on or prior to the related record date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date based on an adjusted Conversion Price for such Ex-Dividend Date, then, notwithstanding the Conversion Price adjustment provisions in this Section 8.7, the Conversion Price adjustment relating to such Ex-Dividend Date shall not be made for such converting holder. Instead, such holder shall be treated as if such holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

(p) Notwithstanding anything to the contrary in this Section 8, the Conversion Price shall not be adjusted:

(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Corporation’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Corporation or any of the Corporation’s Subsidiaries;

(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Issue Date;

(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the kind described in Section 8.7(f);

(v) solely for a change in the par value of the Common Stock;

(vi) for accrued and unpaid Dividends, if any; or

(vii) if and to the extent such adjustment would cause the Conversion Cap or the Applicable Value Cap to be exceeded.

(q) Certificate as to Adjustment.

(i) As promptly as reasonably practicable following any adjustment of the Conversion Price, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

(ii) As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series A Preferred Stock, but in any event not later than thirty (30) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series A Preferred Stock held by such holder.

(r) Notices. In the event:

(i) that the Corporation shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of capital stock of any class or any other securities, or to receive any other security; or

(ii) of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation’s assets to another Person; or

(iii) of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

then, and in each such case, unless the Corporation has previously publicly announced such information (including through filing or furnishing such information with the Securities and Exchange Commission), the Corporation shall send or cause to be sent to each holder of record of Series A Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) or, if the Shares of Series A Preferred

Stock are held in book-entry form through DTC, in accordance with the applicable procedures of DTC at least ten (10) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon conversion of the Series A Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series A Preferred Stock and the Conversion Shares.

9.

Reissuance of Series A Preferred Stock. Shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

10.

Notices. Except as otherwise provided herein, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent (a) to the Corporation, at its principal executive offices and (b) to any stockholder, at such holder’s address at it appears in the stock records of the Corporation (or at such other address for a stockholder as shall be specified in a notice given in accordance with this Section 10).

11.

Amendments and Waiver. Subject to Section 6.2, no provision of this Certificate of Designations may be amended, modified or waived, whether by merger, consolidation or otherwise, except by an instrument in writing executed by the Corporation and holders of at least 80% of the then-outstanding Shares of Series A Preferred Stock, and any such written amendment, modification or waiver will be binding upon the Corporation and each holder of Series A Preferred Stock; provided, that any amendment, whether by merger, consolidation or otherwise, to (A)(i) decrease the Stated Value, Optional Redemption Price, Corporation Redemption Price, Deferred Dividend Amounts, Excess Deferred Dividend Amounts or Dividend Rate of any Share of Series A Preferred Stock or otherwise amend or modify in any manner adverse to a holder of Series A Preferred Stock the Corporation’s obligations to pay, or the circumstances under which the Corporation is obligated to offer or pay, the Optional Redemption Price or the Corporation Redemption Price, (ii) adversely affect the right of a holder of Series A Preferred Stock to convert Series A Preferred Stock into Common Stock or otherwise modify the provisions with respect to conversion in a manner adverse to a holder of Series A Preferred Stock, or increase the Conversion Price (or any amendment, modification or waiver, whether by merger or otherwise, which would in its application increase the Conversion Price) (subject to such modifications as are required under this Certificate of Designations) or (iii) otherwise amend any other terms of the Series A Preferred Stock in a manner that would have a disproportionate adverse effect on any holder of the Series A Preferred Stock as compared to other holders of the Series A Preferred Stock, requires the consent of holders of each Share of Series A Preferred Stock and to (B) without limiting the foregoing, amend or modify the provisions of Section 8.7 requires the consent of each holder of Series A Preferred Stock affected thereby. The holders of Series A Preferred Stock shall have all remedies available at law or in equity for a breach of this Certificate of Designations, including the right to seek specific performance. This Certificate of Designations shall cease to apply upon the first day on which no share of Series A Preferred Stock is outstanding.

12.

Withholding. The Corporation and its paying agent shall be entitled to withhold Taxes on all payments on the Series A Preferred Stock or Common Stock or other securities issued upon conversion of the Series A Preferred Stock in each case to the extent required by applicable Law; provided that to the extent that the holders of Series A Preferred Stock have previously delivered an appropriate IRS Form W-8 or W-9 to the Corporation establishing an exemption for U.S. federal withholding (including backup withholding), the Corporation shall not be permitted to withhold unless the Corporation has provided such a holder advance written notice of its intent to withhold at least five (5) days prior to the payment of the amount subject to withholding, and has given such a holder a reasonable opportunity to provide any form or certificate available to reduce or eliminate such withholding. Within a reasonable amount of time after making such withholding payment, the Corporation shall furnish the applicable holder with copies of any tax certificate, receipt or other documentation reasonably acceptable to the holder evidencing such payment.

13.	Tax Matters.

Absent a change in Tax law (a “Change in Tax Law”), or a contrary determination (as defined in Section 1313(a)(1) of the Code), the holders of Series A Preferred Stock and the Corporation agree (i) to treat the Series A Preferred Stock as “common stock” and not “preferred stock” for purposes of Section 305 of the Code and Treasury Regulations Section 1.305-5, (ii) not to treat any dividend paid on the Corporation’s Common Stock in which the Series A Preferred Stock participates as giving rise to a “disproportionate distribution” within the meaning of Section 305(b)(2) of the Code, (iii) not to take any action that would reasonably be expected to cause any holder of the Series A Preferred Stock to recognize taxable income by reason of the operation of Section 305(b)(2) of the Code and (iv) with respect to the KKR Investor, the Apollo investor and any Investor that has provided the Corporation with an IRS Form W-9, in connection with any redemption of the Series A Preferred Stock, to treat such redemption as a payment in exchange for stock pursuant to Section 302(a) of the Code, provided, that, such Investor has, prior to such redemption, provided the Corporation (x) with evidence reasonably satisfactory to the Corporation that it does not directly, indirectly or constructively own (taking into account the attribution rules of Section 318 of the Code) any stock of the Corporation other than the Series A Preferred Stock (or Common Stock acquired as a result of the conversion of the Preferred Stock) or Common Stock acquired as a result of the Beverage Co. IPO and (y) with certification (A) attesting to the number of Shares of Series A Preferred Stock and shares of Common Stock that such Investor directly, indirectly or constructively owns (taking into account the attribution rules of Section 318 of the Code) and (B) representing that it is not acquiring, as part of a plan that includes such redemption, any additional Shares of Series A Preferred Stock or shares of Common Stock. Absent a Change in Tax Law, or a contrary determination (as defined in Section 1313(a)(1) of the Code), the Corporation shall treat any adjustment to the Conversion Price pursuant to Section 8.7 as being made pursuant to a “bona fide, reasonable, adjustment formula” within the meaning of Treasury Regulations Section 1.305-7(b) for U.S. federal and applicable state and local income Tax and withholding purposes, and shall not take any position inconsistent with such treatment.

14.	Form of Series A Preferred Stock and Transfer Agent.

14.1 Form of Series A Preferred Stock.

(a) To the extent eligible, the Series A Preferred Stock may be issued in the form of one or more permanent Global Certificates in definitive, fully registered form with the Global Certificate Legend set forth in Exhibit B-1 or Exhibit B-2 hereto, as applicable. The Global Certificates may have notations, legends or endorsements as set forth herein or as required by law, stock exchange rules or applicable procedures of DTC to which the Corporation is subject, if any.

(b) The Global Certificates shall be deposited on behalf of the holders represented thereby with the Transfer Agent, as custodian for DTC, and registered in the name of DTC or a nominee of DTC, duly executed by an officer of the Corporation for the Corporation, in accordance with the Corporation’s bylaws and applicable law. If an officer whose signature is on a Series A Preferred Stock Certificate no longer holds that office at the time the Transfer Agent countersigned the Series A Preferred Stock Certificate, the Series A Preferred Stock Certificate shall be valid nevertheless. A Series A Preferred Stock Certificate shall not be valid until an authorized signatory of the Transfer Agent countersigns such Series A Preferred Stock Certificate. The Transfer Agent will, upon receipt of a written order of the Corporation signed by an officer of the Corporation, countersign a Series A Preferred Stock Certificate for original issue. Each Series A Preferred Stock Certificate shall be dated the date of its countersignature.

(c) The aggregate number of Shares represented by each Global Certificate may from time to time be increased or decreased by adjustments made on the records of the Transfer Agent and DTC or its nominee as hereinafter provided. At such time as all interests in Shares represented by a Global Certificate have been canceled, repurchased or transferred, such Global Certificate shall be canceled by the Transfer Agent upon receipt of a written order of the Corporation signed by an officer of the Corporation.

(d) This Section 14.1 shall apply only to a Global Certificate deposited with or on behalf of DTC. The Corporation may execute and deliver initially one or more Global Certificates that (i) shall be registered in the name of Cede & Co. or other nominee of DTC and (ii) shall be delivered by the Corporation to Cede & Co. or pursuant to instructions received from Cede & Co. or held by the Transfer Agent as custodian for DTC. Members of, or participants in, DTC (“Agent Members”) shall have no rights under this Certificate of Designations, with respect to any Global Certificate held on their behalf by DTC or by the Transfer Agent as the custodian of DTC, or under such Global Certificate, and DTC or its nominee may be treated by the Corporation, the Transfer Agent and any agent of the Corporation or the Transfer Agent as the absolute owner of such Global Certificate for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Corporation, the Transfer Agent or any agent of the Corporation or the Transfer Agent from giving effect to any written certification, proxy or other authorization furnished by DTC or impair, as between DTC and its Agent Members, the operation of customary practices of DTC governing the exercise of the rights of a holder of a beneficial interest in any Global Certificate.

14.2 Global Certificate Legend. Each Global Certificate will bear the applicable Global Certificate Legend (or any similar legend, not inconsistent with this Certificate of Designations, required by DTC for such Global Certificate).

14.3 Restricted Stock Legend.

(a) Each Restricted Definitive Series A Preferred Stock Certificate and Restricted Global Certificate will bear the Restricted Stock Legend; and

(b) if any Shares are issued in exchange for, or in substitution of, any other Shares, or to effect a partial conversion, then the certificate for such new Shares will bear the Restricted Stock Legend if the Certificate representing such old Shares bore the Restricted Stock Legend at the time of such exchange or substitution, or on the related Conversion Date with respect to such conversion, as applicable; provided, however, that the certificate representing such new Shares need not bear the Restricted Stock Legend if such new Shares is freely transferable subject to this Certificate of Designations and the applicable provisions of the Investment Agreement immediately after such exchange or substitution, or as of such Conversion Date, as applicable.

14.4 Other Legends. The certificate representing any Series A Preferred Stock may bear any other legend or text, not inconsistent with this Certificate of Designations, as may be required by applicable law or any securities exchange or automated quotation system on which such Series A Preferred Stock is traded or quoted or as may be otherwise reasonably determined by the Corporation to be appropriate.

14.5 Transfer Agent. The duly appointed Transfer Agent for the Series A Preferred Stock on the Issue Date shall be Computershare Trust Company, N.A. The Corporation may, in its sole discretion, remove the Transfer Agent in accordance with the agreement between the Corporation and the Transfer Agent; provided that the Corporation shall appoint a successor transfer agent who shall accept such appointment prior to the effectiveness of such removal.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designations, Preferences and Rights to be executed this 30th day of March, 2026.

KEURIG DR PEPPER INC.

By:	/s/ Dan Morrell
Name:	Dan Morrell
Title:	Vice President and Treasurer

EXHIBIT A

RESTRICTED LEGEND TO THE SERIES A PREFERRED STOCK CERTIFICATE

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS, OR EXCEPT, WITH RESPECT TO ANY COMMON STOCK, WHILE A REGISTRATION STATEMENT RELATING THERETO IS IN EFFECT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS.

A-1

EXHIBIT B-1

GLOBAL LEGEND CERTIFICATE

THIS IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE CERTIFICATE OF DESIGNATIONS HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”), WHICH MAY BE TREATED BY THE CORPORATION, THE TRANSFER AGENT AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE FOR ALL PURPOSES. UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.

B-1-1

EXHIBIT B-2

RULE 144A GLOBAL LEGEND CERTIFICATE

THIS IS A GLOBAL CERTIFICATE WITHIN THE MEANING OF THE CERTIFICATE OF DESIGNATIONS HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY (“DTC”), WHICH MAY BE TREATED BY THE CORPORATION, THE TRANSFER AGENT AND ANY AGENT THEREOF AS THE OWNER AND HOLDER OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE FOR ALL PURPOSES. UNLESS THIS GLOBAL CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF DTC TO THE CORPORATION OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN. TRANSFERS OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC, OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE, AND TRANSFERS OF PORTIONS OF THE SERIES A PREFERRED STOCK REPRESENTED BY THIS GLOBAL CERTIFICATE WILL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE CERTIFICATE OF DESIGNATIONS.

BY ITS ACQUISITION OF A BENEFICIAL INTEREST IN THE SECURITIES REPRESENTED BY THIS INSTRUMENT, THE ACQUIRER (I) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“RULE 144A”), AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, (II) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY SUCH ACCOUNT FOR WHICH IT HAS ACQUIRED THESE SECURITIES TO NOT OFFER, SELL OR OTHERWISE TRANSFER SUCH BENEFICIAL INTEREST OTHER THAN TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” WITHIN THE MEANING OF RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT SUCH OFFER, SALE OR TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, FOR SO LONG AS THESE SECURITIES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, AND (III) AGREES ON ITS OWN BEHALF AND ON BEHALF OF ANY SUCH ACCOUNT FOR WHICH IT HAS ACQUIRED THESE SECURITIES THAT ANY OTHER OFFER, SALE OR OTHER TRANSFER OF THESE SECURITIES (OR BENEFICIAL INTEREST HEREIN) MAY NOT BE MADE UNDER THIS GLOBAL CERTIFICATE AND MAY ONLY BE MADE SUBJECT TO THE CORPORATION’S AND THE TRANSFER AGENT’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO THIS CLAUSE (III) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.

B-2-1

ANNEX I

Section 1. Asset Sales.

(a) As long as any Share of Series A Preferred Stock is outstanding, during the Covenant Trigger Period, without the prior written consent of the holders of at least 80% of the then-outstanding Shares of Series A Preferred Stock, the Corporation will not, and will not permit any of its Subsidiaries to, consummate, directly or indirectly, an Asset Sale unless:

(i) the Corporation or such Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (measured at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(ii) except in the case of a Permitted Asset Swap, at least 75% of the consideration for such Asset Sale (measured at the time of contractually agreeing to such Asset Sale), together with all other Asset Sales during the applicable Covenant Trigger Period (on a cumulative basis), received by the Corporation or such Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that each of the following will be deemed to be cash or Cash Equivalents for purposes of this Section 1(a)(ii):

(1) any liabilities (as reflected on the Corporation’s or such Subsidiary’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred, accrued or increased subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Corporation’s or such Subsidiary’s consolidated balance sheet or in the footnotes thereto if such incurrence, accrual or increase had taken place on or prior to the date of such balance sheet, as determined by the Corporation) of the Corporation or any Subsidiary that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) pursuant to a written agreement which releases the Corporation or such Subsidiary from such liabilities;

(2) any securities, notes or other obligations or assets received by the Corporation or such Subsidiary from such transferee that are converted by the Corporation or such Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale; and

(3) any Designated Non-cash Consideration received by the Corporation or such Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this Section 1(a)(ii)(3) that is at that time outstanding, not to exceed the greater of (x) $6,600 million (or $3,500 million after consummation of the Specified Spin-Off Transaction) and (y) 100% of Consolidated EBITDA of the Corporation for the Applicable Measurement Period at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value.

(b) Within 450 days after the Corporation’s or any Subsidiary’s receipt of any Net Proceeds from any Asset Sale (the “Asset Sale Proceeds Application Period”), the Corporation or such Subsidiary, at its option, may apply an amount equal to the Net Proceeds from such Asset Sale,

(i) to make (a) an Investment in any one or more businesses; provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Corporation or a Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes or continues to constitute a Subsidiary, (b) capital expenditures or (c) acquisitions of other property or assets (other than Capital Stock), in the case of each of clauses (a), (b) and (c), either (A) that is used or useful in a Similar Business or (B) that replace the businesses, properties and/or assets that are the subject of such Asset Sale; provided that the Corporation may elect to deem Investments, capital expenditures or acquisitions within the scope of the foregoing clauses (a), (b) or (c), as applicable, that occur prior to the receipt of the Net Proceeds to have been made in accordance with this clause (i) so long as such deemed Investments, capital expenditures or acquisitions shall have been made no earlier than the earlier of (x) the execution of a definitive agreement relating to such Asset Sale or (y) 180 days prior to the consummation of such Asset Sale;

(ii) to repay any Indebtedness of the Corporation or any Subsidiary (other than Indebtedness owed to the Corporation or any Subsidiary);

(iii) to redeem shares of Series A Preferred Stock on a pro rata basis; or

(iv) any combination of the foregoing;

provided, that, in the case of clause (i) above, a binding commitment or letter of intent shall be treated as a permitted application of the Net Proceeds from the date of such commitment or letter of intent so long as the Corporation or such Subsidiary enters into such commitment or letter of intent with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment or letter of intent within 180 days of the Asset Sale Proceeds Application Period (an “Acceptable Commitment”) and such Net Proceeds are actually applied in such manner within the later of (x) 450 days from the consummation of the Asset Sale and (y) 180 days from the date of the Acceptable Commitment.

Section 2. Limitation on Extraordinary Dividends. As long as any Share of Series A Preferred Stock is outstanding, during the Covenant Trigger Period, without the prior written consent of the holders of at least 80% of the then-outstanding Shares of Series A Preferred Stock, the Corporation will not declare or pay any dividend on shares of Common Stock per annum in excess of the amount of dividends paid per share of Common Stock per annum for the most recently completed four consecutive fiscal quarters of the Corporation immediately preceding the date of the Covenant Trigger Date for which internal financial statements are available (the “Pre-Spin Dividend Cap”); provided, that on and after consummation of the Specified Spin-Off Transaction, the portion of the Pre-Spin Dividend Cap that was declared or paid prior to consummation of the Specified Spin-Off Transaction shall be adjusted by multiplying such portion by the Spin-Off Transaction Adjustment Ratio. Solely for the purposes of this Section 2, “Spin-Off Transaction Adjustment Ratio” means a ratio equal to the Conversion Price in effect immediately after consummation of the Specified Spin-Off Transaction divided by the Conversion Price in effect immediately prior to consummation of the Specified Spin-Off Transaction, in each case as determined pursuant to the terms of the Certificate of Designations.

Section 3. Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a) As long as any Share of Series A Preferred Stock is outstanding, during the Covenant Trigger Period, without the prior written consent of the holders of at least 80% of the then-outstanding Shares of Series A Preferred Stock, the Corporation will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Corporation will not issue any shares of Disqualified Stock and will not permit any Subsidiary to issue any shares of Disqualified Stock or

Preferred Stock; provided, however, that the Corporation may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if (i) the Fixed Charge Coverage Ratio for the Applicable Measurement Period would have been at least 2.00 to 1.00 or (ii) the Consolidated Total Debt Ratio for the Applicable Measurement Period would have been equal to or less than 6.25 to 1.00, in each case determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

(b) The foregoing limitations will not apply to:

(i) Indebtedness of the Corporation and the Subsidiaries in existence on the applicable Covenant Trigger Date and any Indebtedness incurred pursuant to commitments in existence on the applicable Covenant Trigger Date;

(ii) Indebtedness (including Finance Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred by the Corporation or any of the Subsidiaries, to finance the purchase, lease, expansion, construction, development, replacement, maintenance, upgrade, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets; provided that the aggregate amount of Indebtedness, Disqualified Stock and Preferred Stock incurred or issued and outstanding pursuant to this Section 3(b)(ii), when aggregated with the outstanding amount of Indebtedness under Section 3(b)(xi) below incurred to refinance Indebtedness initially incurred in reliance on this Section 3(b)(ii), does not at any time outstanding exceed the greater of (x) $3,465 million (or $1,850 million after consummation of the Specified Spin-Off Transaction) and (y) 52.5% of Consolidated EBITDA of the Corporation for the Applicable Measurement Period at the time of any incurrence;

(iii) (a) Indebtedness incurred by the Corporation or any of the Subsidiaries constituting reimbursement obligations with respect to letters of credit, bankers’ acceptances, bank guarantees, warehouse receipts or similar instruments issued or entered into, or relating to obligations or liabilities incurred, in the ordinary course of business or consistent with past practice, including letters of credit in favor of suppliers or trade creditors or in respect of workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to obligations regarding workers’ compensation claims, performance, completion or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self insurance and (b) Indebtedness of the Corporation or any of its Subsidiaries as an account party in respect of letters of credit, bank guarantees or similar instruments in favor of suppliers, customers or other creditors issued in the ordinary course of business or consistent with past practice;

(iv) Indebtedness arising from agreements of the Corporation or any of the Subsidiaries providing for indemnification, adjustment of purchase price, earn-out or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets, a Subsidiary or an Investment, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(v) Indebtedness, Disqualified Stock or Preferred Stock of the Corporation issued to or held by a Subsidiary;

(vi) Indebtedness, Disqualified Stock and Preferred Stock of a Subsidiary owing to or held by the Corporation or another Subsidiary;

(vii) shares of Preferred Stock or Disqualified Stock of a Subsidiary issued to the Corporation or another Subsidiary;

(viii) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(ix) obligations in respect of self-insurance and obligations in respect of stays, customs, performance, indemnity, bid, appeal, judgment, surety and other similar bonds or instruments and performance, bankers’ acceptance facilities and completion guarantees and similar obligations provided by the Corporation or any of the Subsidiaries or obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(x)  (a) Indebtedness, Disqualified Stock or Preferred Stock of the Corporation or any of its Subsidiaries in an aggregate principal amount or liquidation preference up to 100.0% of the net cash proceeds received by the Corporation since the Covenant Trigger Date from the issue or sale of Equity Interests of the Corporation or cash contributed to the capital of the Corporation (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to any of the Corporation’s Subsidiaries); and

(b) Indebtedness, Disqualified Stock or Preferred Stock of the Corporation or any Subsidiary in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this Section 3(b)(x)(b) and any outstanding amount of Indebtedness under Section 3(b)(xi) below incurred to refinance Indebtedness initially incurred in reliance on this Section 3(b)(x), does not at any one time outstanding exceed the greater of (x) $3,300 million (or $1,750 million after consummation of the Specified Spin-Off Transaction) and (y) 50% of Consolidated EBITDA of the Corporation for the Applicable Measurement Period;

(xi) the incurrence by the Corporation or any of its Subsidiaries of Indebtedness or the issuance by the Corporation or any Subsidiary of Disqualified Stock or Preferred Stock that serves to refund, refinance, replace, renew, extend or defease (collectively, “refinance” with “refinances”, “refinanced” and “refinancing” having a correlative meaning) any Indebtedness, Disqualified Stock or Preferred Stock of the Corporation or any of its Subsidiaries incurred or issued as permitted under Section 3(a) and Sections 3(b)(i), (ii), (iii)(b) and (x), this Section 3(b)(xi) and Sections 3(b)(xii), (xvi) and (xxiii) or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refinance such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) in connection with such refinancing (the “Refinancing Indebtedness”) on or prior to its respective maturity;

(xii) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Corporation or a Subsidiary incurred or issued to finance an acquisition or Investment or (y) Persons that are acquired by the Corporation or a Subsidiary or merged into, amalgamated with or consolidated with the Corporation or a Subsidiary; provided that after giving pro forma effect to such Investment, acquisition, merger, amalgamation or consolidation:

(1) (i) the Corporation would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 3(a) or (ii) the Fixed Charge Coverage Ratio of the Corporation and its Subsidiaries is equal to or greater than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation; or

(2) (i) the Corporation would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Total Debt Ratio test set forth in Section 3(a) or (ii) the Consolidated Total Debt Ratio of the Corporation and its Subsidiaries is equal to or less than immediately prior to such Investment, acquisition, merger, amalgamation or consolidation;

(xiii) (a) Cash Management Obligations, (b) Indebtedness in respect of netting services, overdraft protections and similar arrangements and other Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, or (c) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business or consistent with past practice of the Corporation and its Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Corporation and its Subsidiaries;

(xiv) Indebtedness of the Corporation or any of its Subsidiaries supported by a letter of credit, bank guarantee or other instrument issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit, bank guarantee or such other instrument;

(xv) (a) any guarantee by the Corporation or any Subsidiary of Indebtedness or other obligations of the Corporation or any Subsidiary so long as the incurrence of such Indebtedness incurred by the Corporation or such Subsidiary was not prohibited by this Agreement when incurred, or (b) any co-issuance by the Corporation or any Subsidiary of Indebtedness of the Corporation or any Subsidiary that was not prohibited by this Agreement when incurred;

(xvi) Indebtedness, Disqualified Stock or Preferred Stock of the Corporation or any of its Subsidiaries incurred or issued to finance or assumed in connection with an acquisition or Investment in a principal amount not to exceed the greater of (x) $4,000 million (or $2,000 million after consummation of the Specified Spin-Off Transaction) and (y) 60% of Consolidated EBITDA of the Corporation for the Applicable Measurement Period in the aggregate at any one time outstanding together with all other outstanding Indebtedness, Disqualified Stock or Preferred Stock issued under this Section 3(b)(xvi) and any outstanding Indebtedness under Section 3(b)(xi) incurred to refinance Indebtedness initially incurred in reliance on this Section 3(b)(xvi);

(xvii) Indebtedness of the Corporation or any of its Subsidiaries consisting of (a) the financing of insurance premiums or (b) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(xviii) Indebtedness consisting of Indebtedness issued by the Corporation or any of its Subsidiaries to future, current or former officers, directors, employees, managers or consultants thereof (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Corporation or any Subsidiary, in each case to finance the purchase or redemption of Equity Interests of the Corporation;

(xix) Indebtedness attributable to (but not incurred to finance) the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, in each case with respect to any acquisition (by merger, consolidation or amalgamation or otherwise);

(xx) Indebtedness representing deferred compensation to employees of the Corporation or any Subsidiary incurred in the ordinary course of business or consistent with past practice; (xxi) Indebtedness consisting of obligations under deferred compensation or any other similar arrangements incurred in connection with any Investment or any acquisition (by merger, consolidation or amalgamation or otherwise);

(xxii) Indebtedness in the form of Finance Lease Obligations arising out of any Sale and Lease-Back Transaction;

(xxiii) Indebtedness in connection with (i) Permitted Receivables Financings and (ii) receivables sales and receivables financings;

(xxiv) to the extent constituting Indebtedness, customer deposits and advance payments (including progress premiums) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business or consistent with past practice;

(xxv) unfunded pension fund and other employee benefits plan obligations and liabilities incurred in the ordinary course of business or consistent with past practice; and

(xxvi) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxv) above.

(c) For purposes of determining compliance with this Section 3:

(i) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in Section 3(b)(i) through (xxvi) above or is entitled to be incurred pursuant to Section 3(a) above, the Corporation, in its sole discretion, will divide, classify or reclassify all or a portion of such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) in any manner that complies with this Section 3(c) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock (or portion thereof) in one of the clauses set forth in Section 3(a) or (b) above;

(ii) at the time of incurrence, the Corporation will be entitled to divide and classify an item of Indebtedness, Disqualified Stock or Preferred Stock in more than one of the types of Indebtedness, Disqualified Stock or Preferred Stock set forth in Section 3(a) and (b) above;

(iii) the principal amount of Indebtedness outstanding under any clause of this Section 3 shall be determined after giving effect to the application of proceeds of any Indebtedness incurred to refinance any such Indebtedness;

(iv) guarantees of, or obligations in respect of letters of credit, bankers’ acceptances or other similar instruments relating to, or Liens securing, Indebtedness, Disqualified Stock or Preferred Stock that is otherwise included in the determination of a particular amount of Indebtedness, Disqualified Stock or Preferred Stock shall not be included;

(v) if obligations in respect of letters of credit, bankers’ acceptances or other similar instruments are incurred pursuant to any Credit Facility and are being treated as incurred pursuant to Section 3(a) or (b) above and the letters of credit, bankers’ acceptances or other similar instruments relate to other Indebtedness, Disqualified Stock or Preferred Stock, then such other Indebtedness, Disqualified Stock or Preferred Stock shall not be included; and

(vi) for purposes of calculating the Fixed Charge Coverage Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the incurrence of any Indebtedness pursuant to Section 3(a) or (b) above, the Corporation may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this Section 3(c)(vi) whether or not the Fixed Charge Coverage Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met.

(d) Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this Section 3(d). If Indebtedness, Disqualified Stock or Preferred Stock originally incurred or issued in reliance upon a percentage of Consolidated EBITDA and such refinancing would cause the maximum amount of Indebtedness, Disqualified Stock or Preferred Stock thereunder to be exceeded at such time, then such refinancing will nevertheless be permitted thereunder and such additional Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been incurred under the applicable clause above so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of Indebtedness being refinanced plus amounts permitted by the next sentence. Any Indebtedness incurred to refinance Indebtedness incurred pursuant to Section 3(b)(x) above shall be permitted to include additional Indebtedness, Disqualified Stock or Preferred Stock incurred to pay accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(e) For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced, plus the aggregate amount of accrued but unpaid interest, dividends, premiums (including tender premiums), defeasance costs, underwriting discounts, fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such refinancing.

(f) The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

(g) When calculating the availability under any basket, test or ratio under this Agreement or compliance with any provision of this Agreement in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale”), in each case, at the option of the Corporation or any of its Subsidiaries or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio or whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied) under this Agreement shall be deemed to be the date (the “LCT Test Date”) either (i) the definitive agreements or letter of intent (or, if applicable, a binding offer, or launch of a “certain funds” tender offer) for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration or making of an Investment or similar event), or (ii) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to similar laws in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Asset Sales or any disposition, issuance or other transaction excluded from the definition of “Asset Sale” and any related pro forma adjustments, disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit, working capital or letter of credit facility), as if they had occurred at the beginning of the most recently ended four full fiscal quarters ending prior to the LCT Test Date for which internal consolidated financial statements of the Corporation are available, the Corporation or any of its Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided that (i) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (ii) except as contemplated in the foregoing clause (i), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, Investments, the incurrence, issuance or assumption of Indebtedness, Disqualified Stock or Preferred Stock and the use of proceeds thereof, repayments and Asset Sales or any disposition, issuance or other transactions excluded from the definition of “Asset Sale”) and (iii) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith.

(h) For the avoidance of doubt, if the Testing Party has made an LCT Election, (i) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with, including as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in exchange rates or Consolidated EBITDA or total assets of the Corporation or the Person subject to such Limited Condition Transaction at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; provided that if such ratios, tests or baskets improve as a result of such fluctuations, such improved ratios, tests and/or baskets may be utilized; (ii) if any related requirements and conditions for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied, such requirements and conditions will not be deemed to have been failed to be complied with or satisfied; and (iii) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction (including without limitation a separate Limited Condition Transaction) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment specified in a notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

Definitions

Terms used but not defined in this Annex I have the meanings given to such term in the Certificate of Designations to which this Annex is a part.

“Acquired Indebtedness” means, with respect to any specified Person,

1)

Indebtedness of any other Person existing at the time such other Person is merged, consolidated or amalgamated with or into or became a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating or amalgamating with or into or becoming a Subsidiary of such specified Person; and

2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Applicable Calculation Date” means the applicable date of calculation for (i) the Consolidated Total Debt Ratio, (ii) the Fixed Charge Coverage Ratio or (iii) Consolidated EBITDA.

“Applicable Measurement Period” means the most recently completed four consecutive fiscal quarters of the Corporation immediately preceding the Applicable Calculation Date for which internal financial statements are available; provided, that on and after consummation of the Specified Spin-Off Transaction, the portion of the Consolidated EBITDA that was generated prior to consummation of the Specified Spin-Off Transaction shall be adjusted by multiplying such portion by the Spin-Off Transaction Adjustment Ratio. Solely for the purposes of this definition, “Spin-Off Transaction Adjustment Ratio” means a ratio equal to the Conversion Price in effect immediately after consummation of the Specified Spin-Off Transaction divided by the Conversion Price in effect immediately prior to consummation of the Specified Spin-Off Transaction, in each case as determined pursuant to the terms of the Certificate of Designations.

“Asset Sale” means:

(1)

the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Corporation or any Subsidiary (each referred to in this definition as a “disposition”); or

(2)

the issuance or sale of Equity Interests of any Subsidiary (other than Preferred Stock of Subsidiaries issued in compliance with the covenant described under Section 1), whether in a single transaction or a series of related transactions, in each case, other than:

(a)

any disposition of Cash Equivalents or Investment Grade Securities or obsolete, damaged, unnecessary, unsuitable or worn out property or equipment or other assets in the ordinary course of business or any disposition of inventory, immaterial assets or goods (or other assets), property or equipment held for sale or no longer used or useful, or economically practicable to maintain, in the conduct of the business of the Corporation and its Subsidiaries;

(b)	the disposition of all or substantially all of the assets of the Corporation or any Subsidiary or any disposition that constitutes a Fundamental Change under the Certificate of Designations;

(c)	any disposition, issuance or sale in connection with the making of (i) any dividend or distribution not prohibited by this Agreement or (ii) any Investment;

(d)	any disposition of property or assets, or issuance of securities by a Subsidiary, to the Corporation or by the Corporation or a Subsidiary to another Subsidiary;

(e)	to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, an exchange of like property (excluding any boot thereon) for use in a Similar Business;

(f)	the lease, assignment, sub-lease, license or sub-license of any real or personal property in the ordinary course of business or consistent with past practice;

(g)

foreclosures, condemnation, expropriation, forced dispositions, eminent domain or any similar action (whether by deed of condemnation or otherwise) with respect to assets or the granting of Liens, and transfers of any property that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement or upon receipt of the net proceeds of such casualty event;

(h)	sales of accounts receivables, or participations therein and related assets pursuant to any Permitted Receivables Financing;

(i)	any financing transaction with respect to property built or acquired by the Corporation or any Subsidiary after the Closing Date, including Sale and Lease-Back Transactions and asset securitizations;

(j)

any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or other litigation claims in the ordinary course of business or consistent with past practice;

(k)

the sale, lease, assignment, license, sublease or discount of inventory, equipment, accounts receivable, notes receivable or other current assets in the ordinary course of business or consistent with past practice or the conversion of accounts receivable to notes receivable or other dispositions of accounts receivable in connection with the collection or compromise thereof;

(l)	the licensing, sub-licensing or cross-licensing of intellectual property or other general intangibles in the ordinary course of business or consistent with past practice or that is immaterial;

(m)	the unwinding of any Hedging Obligations or Cash Management Obligations;

(n)

sales, transfers and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(o)

the lapse, abandonment or invalidation of intellectual property rights, which in the reasonable determination of the Board of the Corporation or the senior management thereof are not material to the conduct of the business of the Corporation and its Subsidiaries taken as a whole or are no longer used or useful or economically practicable or commercially reasonable to maintain;

(p)	the issuance of directors’ qualifying shares and shares issued to foreign nationals or other third parties as required by applicable law;

(q)

the disposition of any assets (including Equity Interests) (i) that are not used or useful in the core or principal business of the Corporation and its Subsidiaries, or (ii) made in connection with the approval of any applicable antitrust authority or otherwise necessary or advisable in the good faith determination of the Corporation to consummate any acquisition;

(r)

dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) an amount equal to the Net Proceeds of such disposition are promptly applied to the purchase price of such replacement property;

(s)

any sale, transfer or other disposition to effect the formation of any Subsidiary that has been formed upon the consummation of a Division; provided that any disposition or other allocation of assets (including any Equity Interests of such Subsidiary) in connection therewith is otherwise not prohibited by this Agreement;

(t)

the sales or dispositions of a property or asset (or related properties and assets), or issuance or sale of Equity Interests of any Subsidiary, for fair market value not to exceed the greater of (i) $2,475 million (or $1,300 million after consummation of the Specified Spin-Off Transaction) and (ii) 37.5% of Consolidated EBITDA of the Corporation for the Applicable Measurement Period; and

(u)	Dispositions of any asset between or among the Corporation and/or Subsidiaries.

Further, in the event that a transaction (or a portion thereof) meets the criteria of more than one of the categories of permitted Asset Sale described above, the Corporation, in its sole discretion, may divide or classify, and may from time to time redivide and reclassify, such permitted Asset Sale (or any portion thereof) and will only be required to include the amount and type of such permitted Asset Sale in one or more of the above clauses.

“Beverage Co.” means (i) a Person that holds the Corporation’s business consisting of the “U.S. Refreshment Beverages” operating segment of the Corporation and (ii) that portion of the “International” operating segment of the Corporation consisting of sales in Canada, Mexico and other international markets from the manufacture and distribution of liquid refreshment beverages, including branded concentrates, syrup, and finished beverages, in each case as described in the Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024.

“Beverage Co. IPO” means the issuance by Beverage Co., any direct or indirect parent of Beverage Co. (other than the Corporation) or any IPO Subsidiary (such issuer, the “IPO Entity”) of its common equity interests in an underwritten primary public offering (other than pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (whether alone or in connection with a secondary public offering), which must be completed at or prior to the consummation of the Specified Spin-Off Transaction.

“Board” means the Board of Directors of the Corporation.

“Capital Stock” means:

1)	in the case of a corporation, corporate stock;

2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

3)	in the case of a partnership or limited liability Corporation, partnership or membership interests (whether general or limited); and

4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

1)	U.S. dollars;

2)	(a) Canadian dollars, euros, pounds sterling or any national currency of any participating member state of the EMU; or

(b) other currencies held by the Corporation and the Subsidiaries from time to time in the ordinary course of business;

3)

securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of the U.S. government with average maturities of 24 months or less from the date of acquisition;

4)

certificates of deposit, time deposits and Eurodollar time deposits with average maturities of one year or less from the date of acquisition, demand deposits, bankers’ acceptances with average maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100.0 million (or the foreign currency equivalent thereof);

5)

repurchase obligations for underlying securities of the types described in clauses (3), (4) and (10) entered into with any financial institution meeting the qualifications specified in clause (4) above;

6)

commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time, neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) and variable and fixed rate notes issued by any financial institution meeting the qualifications specified in clause (4) above, in each case with average maturities of 36 months after the date of creation thereof;

7)

marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

8)	investment funds investing at least 90% of their assets in securities of the types described in clauses (1) through (7) above and (9) through (12) below;

9)

securities issued or directly and fully and unconditionally guaranteed by any state, commonwealth or territory of the United States or any political subdivision or taxing authority of any such state, commonwealth or territory or any public instrumentality thereof having average maturities of not more than 36 months from the date of acquisition thereof;

10)

readily marketable direct obligations issued or directly and fully and unconditionally guaranteed by any foreign government or any political subdivision or public instrumentality thereof, in each case (other than in the case of such securities issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

11)

Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency) with average maturities of 36 months or less from the date of acquisition;

12)

Investments with average maturities of 36 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P or A2 (or the equivalent thereof) or better by Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another Rating Agency);

13)

in the case of Investments by any Foreign Subsidiary of the Corporation, Investments for short-term cash management purposes of comparable tenor and credit quality to those described in the foregoing clauses (1) through (12) customarily utilized in countries in which such Foreign Subsidiary operates; and

14)

Investments, classified in accordance with GAAP as current assets, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions meeting the qualifications specified in clause (4) above, and, in either case, the portfolios of which are limited such that substantially all of such Investments are of the character, quality and maturity described in clauses (1) through (13) of this definition.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) and (2) above; provided that such amounts are converted into any currency listed in clauses (1) and (2) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Agreement regardless of the treatment of such items under GAAP.

“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management or treasury services or any automated clearing house transfers of funds, (2) other obligations in respect of netting services, employee credit or purchase card programs and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds).

“Closing” or “Closing Date” means the closing date of the JDE Peet’s Acquisition.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Consolidated EBITDA” means with respect to any Person, for any period, Consolidated Net Income of such Person for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income (other than with respect to clause (8) below), the sum of:

1)	the aggregate amount of Consolidated Interest Expense for such period,

2)	expense for income taxes paid or accrued for such period,

3)

all amounts attributable to (i) the write-off or amortization of deferred financing costs and premiums paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness or (ii) depreciation, amortization (including amortization of goodwill and other intangible assets) or impairment of goodwill or other intangible assets for such period,

4)

(i) any extraordinary, unusual or non-recurring charges, expenses and losses during such period (including costs, expenses and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders), (ii) any non-cash charges, expenses or losses and (iii) any costs, charges, accruals, reserves or expenses attributable to the undertaking and/or implementation of cost savings, synergies, operating expense reductions, business optimization initiatives, integration, transition, decommissioning, consolidation and other restructuring costs, charges, accruals, reserves or expenses (including costs related to the opening, pre-opening, expansion, closure and/or consolidation of stores, offices and facilities (including rent termination, moving and relocation costs), costs related to the termination of distributor and joint venture arrangements and discontinued operations, costs, expenses or charges associated with inventory obsolescence (including, resulting from discontinued products and excess inventory), retention charges, contract termination costs, recruiting, signing, retention or completion bonuses and expenses, severance expenses and any cost associated with any modification to any pension and post-retirement employee benefit plan, software and other systems development, establishment and implementation costs, costs relating to entry into a new market, project startup costs, costs relating to any strategic initiative or new operations and conversion costs and any business development, consulting or legal costs and fees relating to the foregoing),

5)

the aggregate amount of all non-cash compensation charges incurred during such period arising from the grant of or the issuance of Stock or Stock Equivalents and any equity incentive plans, arrangements or programs,

6)

any loss realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) or discontinued operations that occur during such period,

7)

at the discretion of the Corporation, Transaction Costs (including those related to this Agreement and the related transactions) incurred or paid in cash in such period (whether or not such underlying transaction is successful),

8)	the amount of pro forma cost savings, operating expense reductions and synergies related to any acquisitions or other investments, dispositions, restructurings, cost savings initiatives or other initiatives that are reasonably identifiable, factually supportable and projected by the Corporation in good faith to result from actions taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Corporation) within 24 months after such acquisition or other investment, disposition, restructuring, cost savings initiative or other initiative, net of the amount of actual benefits realized prior to or during such period from such actions,

9)

any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any acquisition or other investment (including any acquisition or other investment consummated prior to the Closing Date) which is paid or accrued during the applicable period,

10)	the amount of any expense or deduction associated with any subsidiary of such Person attributable to non-controlling interests or minority interests of third parties,

11)

the amount of any fee, cost, expense or reserve, including in respect of any product recall, to the extent actually reimbursed or reimbursable by third parties pursuant to indemnification, reimbursement, insurance or similar arrangements; provided that, the Corporation in good faith expects to receive reimbursement for such fee, cost, expense or reserve within the next four fiscal quarters (it being understood that to the extent not actually received within such fiscal quarters, such reimbursement amounts shall be deducted in calculating Consolidated EBITDA for such fiscal quarters),

12)

(i) any unrealized or realized net foreign currency translation or transaction gains or losses, and (ii) any unrealized net losses, charges or expenses and unrealized net gains in the fair market value of any arrangements under any swap, cap, collar, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, and

13)

(A) the amount of any charge, cost or expense in connection with a single or one-time event, including, without limitation, in connection with (x) any acquisition or other investment consummated before or after the Closing Date, (y) the consolidation, closing or reconfiguration of any facility during such period and (z) early extinguishment of Indebtedness, minus (B) without duplication and to the extent included in determining such Consolidated Net Income, the sum of (i) any extraordinary, unusual or non-recurring income or gains during such period, (ii) any credit for income taxes paid or accrued in such period, (iii) any other gains realized by such Person or any of its Subsidiaries in connection with any dispositions (other than sales of inventory in the ordinary course of business) that occur during such period and (iv) any other non-cash income or gains during such period.

“Consolidated Interest Expense” means, with respect to any Person, for any period, the amount of interest expense reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the amount of net income reflected on the consolidated statement of income of such Person and its subsidiaries for such period in conformity with GAAP.

“Consolidated Total Debt Ratio” means, as of any Applicable Calculation Date, the ratio of (1) Consolidated Total Indebtedness of the Corporation and its Subsidiaries minus cash and Cash Equivalents of the Corporation and its Subsidiaries, in each case, computed as of the end of the most recent fiscal quarter for which internal financial statements are available immediately preceding the Applicable Calculation Date to (2) the Corporation’s Consolidated EBITDA for the Applicable Measurement Period, in each case with such pro forma adjustments to Consolidated Total Indebtedness, cash, Cash Equivalents and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio”; provided that, for purposes of the calculation of Consolidated Total Debt Ratio, in connection with the incurrence of any Indebtedness pursuant to Section 3, the Corporation may elect to treat all or any portion of the commitment (any such amount elected until revoked as described below, an “Elected Amount”) under any Indebtedness which is to be incurred (or any commitment in respect thereof) as being Incurred as of the Applicable Calculation Date and (i) any subsequent incurrence of such Indebtedness under such commitment (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an incurrence of additional Indebtedness at such subsequent time, (ii) the Corporation may revoke an election of an Elected Amount and (iii) for purposes of all subsequent calculations of the Consolidated Total Debt Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Corporation and its Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, unreimbursed drawings under letters of credit, Obligations in respect of Finance Lease Obligations and third party debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, (A) all undrawn amounts under revolving credit facilities (except to the extent of any Elected Amount), (B) Hedging Obligations, and (C) performance bonds or any similar instruments) and (2) the aggregate amount of all outstanding Disqualified Stock of the Corporation and all Preferred Stock of the Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined in good faith by the senior management of the Corporation.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly controls, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Corporation and/or other Persons.

“Credit Facility” means, with respect to the Corporation or any of its Subsidiaries, a debt facility or other financing arrangement (including, without limitation, a commercial paper facility with banks or other institutional lenders or investors or an indenture) providing for revolving credit loans, term loans, letters of credit or other indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendment, supplement, modification, extension, renewal, restatement or refunding thereof, in whole or in part, and any indenture or credit facility or commercial paper facility with banks or other institutional lenders or investors that replaces, refunds, refinances, extends, renews, restates, amends, supplements or modifies any part of the loans, notes, other credit facilities or commitments thereunder, including any such exchanged, replacement, refunding, refinancing, extended, renewed, restated, amended, supplemented or modified facility or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof (provided that such increase in borrowings or issuance is permitted under Section 3) or adds Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Corporation or a Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption or repurchase of or collection or payment on such Designated Non-cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in exchange for consideration in the form of cash or Cash Equivalents in compliance with Section 1.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control, asset sale, casualty condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case while the Series A Preferred Stock remains outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Corporation or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’ termination, death or disability; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, manager or consultant (or their respective Controlled Investment Affiliates or Immediate Family Members, or any permitted transferee thereof) of the Corporation, any of its Subsidiaries or any other entity in which the Corporation or a Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Corporation (or the compensation committee thereof) shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Corporation or its Subsidiaries pursuant to any stockholders’ agreement, management equity plan, stock option plan or any other management or employee benefit plan or agreement or in order to satisfy applicable statutory or regulatory obligations. For the avoidance of doubt, the Series A Preferred Stock shall be deemed not to be Disqualified Stock of the Corporation.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means each Subsidiary of the Corporation that is organized under the laws of the United States, any state thereof, or the District of Columbia

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“fair market value” means, solely for the purposes of Annex I, with respect to any security or other property, the fair market value of such security or other property as reasonably determined in good faith by the Corporation.

“Finance Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a finance lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Fitch” means Fitch, Inc.

“Fixed Charge Coverage Ratio” means, with respect to any Person as of any Applicable Calculation Date, the ratio of Consolidated EBITDA of such Person for the Applicable Measurement Period to the Fixed Charges of such Person for such Applicable Measurement Period. In the event that the Corporation or any Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the Applicable Measurement Period but on or prior to the Applicable Calculation Date, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the Applicable Measurement Period; provided, however, that the pro forma calculation shall not give effect to any Indebtedness incurred on such determination date pursuant to the provisions described in Section 3(b) (other than pursuant to clause (xiv) thereof); provided, further, that for purposes of the calculation of the Fixed Charge Coverage Ratio, in connection with the Incurrence of any Indebtedness pursuant to Section 3(a), the Corporation may elect to treat an Elected Amount under any Indebtedness which is to be Incurred (or any commitment in respect thereof), as being Incurred as of the Applicable Calculation Date and (i) any subsequent Incurrence of Indebtedness under such commitment that was so treated (so long as the total amount under such Indebtedness does not exceed the Elected Amount) shall not be deemed, for purposes of this calculation, to be an Incurrence of additional Indebtedness at such subsequent time, (ii) the Corporation may revoke an election of an Elected Amount and (iii) for subsequent calculations of the Fixed Charge Coverage Ratio, the Elected Amount (if any) shall be deemed to be outstanding, whether or not such amount is actually outstanding, so long as the applicable commitment remains outstanding.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations and disposed operations (as determined in accordance with GAAP) and operational changes that have been made by the Corporation or any of its Subsidiaries during the Applicable Measurement Period or subsequent to such Applicable Measurement Period and on or prior to or simultaneously with the Applicable Calculation Date shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, disposed operations and operational changes (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA resulting therefrom) had occurred on the first day of the Applicable Measurement Period. If since the beginning of such period any Person that subsequently became a Subsidiary or was merged or amalgamated with or into the Corporation or any of its Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving Pro Forma Effect thereto for such Applicable Measurement Period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation or disposed operation had occurred at the beginning of the Applicable Measurement Period.

For purposes of this definition, whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Corporation (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions and synergies resulting from any Asset Sale or other disposition or such Investment, acquisition, disposition, merger, amalgamation or consolidation or other transaction, in each case calculated in accordance with and permitted by clause (8) of the definition of “Consolidated EBITDA” herein). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Applicable Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Finance Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Corporation to be the rate of interest implicit in such Finance Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period or, if lower, the maximum commitments under such revolving credit facility as of the Applicable Calculation Date. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Corporation may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of (without duplication):

1)	Consolidated Interest Expense of such Person for such period;

2)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

3)	all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means each Subsidiary of the Corporation that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Government Securities” means securities that are:

1)	direct obligations of, or obligations guaranteed by, the United States for the timely payment of which its full faith and credit is pledged; or

2)

obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Hedging Obligations” means, with respect to any Person, (1) the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer, modification or mitigation of interest rate, currency, commodity or equity risks either generally or under specific contingencies and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“holder” means, with reference to any Indebtedness or other Obligations, any holder or lender of, or trustee or collateral agent or other authorized representative with respect to, such Indebtedness or Obligations, and, in the case of Hedging Obligations, any counter-party to such Hedging Obligations.

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law (including adoptive relationships), and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation or fund that is controlled by any of the foregoing individuals or any donor advised fund of which any such individual is the donor.

“Indebtedness” means for any Person (without duplication): (a) all indebtedness of such Person for borrowed money, whether current or funded, or secured or unsecured, (b) all indebtedness for the deferred purchase price of Property, (c) all indebtedness secured by a purchase money mortgage or other Lien to secure all or part of the purchase price of Property subject to such mortgage or Lien, (d) all obligations under leases which shall have been or must be, in accordance with GAAP, recorded as Capital Leases in respect of which such Person is liable as lessee, (e) any liability in respect of banker’s acceptances or letters of credit, (f) any indebtedness of another Person, whether or not assumed, of the types described in clauses (a) through (c) above or clause (g) below, secured by Liens on Property acquired by the Corporation or its Subsidiaries at the time of acquisition thereof and (g) all Contingent Obligations in respect of indebtedness of the types described in clauses (a) through (f) hereof, provided that the term “Indebtedness” shall not include (i) trade payables or similar obligations, and accrued expenses, in each case arising in the ordinary course of business, (ii) any earn-out obligation in connection with an Acquisition except to the extent that the amount payable pursuant to such earnout becomes payable, (iii) prepaid or deferred revenue arising in the ordinary course of business, (iv) any leases, concessions, license of property or guarantees thereof, in each case that is not a Capital Lease, including of joint ventures, (v) any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (vi) obligations under any license, permit or approval or guarantees thereof incurred prior to the Closing Date or in the ordinary course of business or consistent with past practice, (vii) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes, (viii) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) made in the ordinary course of business or consistent with past practice, (ix) any hedging obligations that are not incurred for speculative purposes, (x) intercompany liabilities arising in the ordinary course of business or consistent with past practice or industry norm, (xi) intercompany liabilities in connection with cash management, tax and accounting operations of the Corporation and (xii) any take or pay or similar obligation to the extent such obligation is not shown as a liability on the balance sheet of such Person in accordance with GAAP. The amount of Indebtedness of any person for purposes of clause (f) above shall (unless such indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such indebtedness and (B) the Fair Market Value of the property encumbered thereby. The amount of Indebtedness of any Person at any time in the case of a revolving credit or similar facility shall be the total amount of funds borrowed and then outstanding.

“Investment Grade Rating” means a rating equal to or higher than (x) Baa3 (or the equivalent), with respect to Moody’s, (y) BBB- (or the equivalent), with respect to S&P, (z) BBB- (or equivalent), with respect to Fitch, or in each case, an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents);

(2)	debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Corporation and its Subsidiaries;

(3)

investments in any fund that invests at least 90% of its assets in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4)	corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers, directors, managers, employees and consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Corporation in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

“JDE Peet’s Acquisition” means the acquisition by the Company of JDE Peet’s pursuant to the merger protocol, dated August 24, 2025 (the “Merger Protocol”), pursuant to which the Corporation will commence a tender offer to acquire all of the issued ordinary shares of JDE Peet’s, for a cash offer price of €31.85 per share.

“JV Investment” means the investment into a newly formed joint venture by certain third party institutions or investors at or prior to the closing of the JDE Peet’s Acquisition for purposes of manufacturing and selling certain un-brewed single-serve beverage products.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded, registered, published or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Fundamental Change (as defined in the Certificate of Designations)) or other transaction, (2) any incurrence, issuance, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, (3) any Asset Sale or a disposition excluded from the definition of “Asset Sale” and (4) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1) through (4).

“Moody’s” means Moody’s Investors Service, Inc.

“Net Proceeds” means the aggregate cash proceeds and the fair market value of any Cash Equivalents received by the Corporation or any of the Subsidiaries in respect of any Asset Sale, including any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale, net of (1) fees, out-of-pocket expenses and other direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including, without limitation, legal, accounting, consulting, investment banking and other customary fees, underwriting discounts and commissions, survey costs, title and recordation expenses, title insurance premiums, payments made in order to obtain a necessary consent or required by applicable law and brokerage and sales commissions and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof (including transfer taxes, deed or mortgage recording taxes and estimated taxes payable in connection with any repatriation of funds and after taking into account any available tax credits or deductions and any tax sharing arrangements), (3) amounts required to be applied to the repayment of principal, premium, if any, and interest on Indebtedness required (other than required by clause Section 1(b)(ii)) to be paid as a result of such transaction, (4) the pro rata portion of Net Proceeds thereof attributable to minority interests and not available for distribution to or for the account of the Corporation and the Subsidiaries as a result thereof, (5) any costs associated with unwinding any related Hedging Obligations in connection with such transaction, (6) any deduction of appropriate amounts to be provided by the Corporation or any of its Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Corporation or any of the Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction, (7) any portion of the purchase price from an Asset Sale placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Sale or otherwise in connection with such Asset Sale; provided, that upon the termination of that escrow (other than in connection with a payment in respect of any such adjustment or satisfaction of indemnities), Net Proceeds will be increased by any portion of funds in the escrow that are released to the Corporation or any of its Subsidiaries and (8) the amount of any liabilities (other than Indebtedness) directly associated with such asset being sold and retained by the Corporation or any of its Subsidiaries.

Any non-cash consideration received in connection with any Asset Sale that is subsequently converted to cash shall become Net Proceeds only at such time as it is so converted.

Net Proceeds denominated in a currency other than U.S. dollars shall be the U.S. Dollar Equivalent of such Net Proceeds.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, provincial, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, premium, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness; provided, that any of the foregoing (other than principal and interest) shall no longer constitute “Obligations” after payment in full of such principal and interest except to the extent such obligations are fully liquidated and non-contingent on or prior to such payment in full.

“Permitted Asset Swap” means the substantially concurrent purchase and sale or exchange, including as a deposit for future purchases, of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Corporation or any of its Subsidiaries and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 1(b).

“Permitted Receivables Financing” means, collectively, (i) with respect to receivables of the type constituting any term securitizations, receivables securitizations or other receivables financings (including any factoring program), in each case that are non-recourse to the Corporation and the Subsidiaries and (ii) with respect to receivables (including, without limitation, trade and lease receivables) not otherwise constituting term securitizations, other receivables securitizations or other similar financings (including any factoring program), in each case in an amount not to exceed 85% of the book value of all accounts receivable of the Corporation and its Subsidiaries as of any date and that are non-recourse to the Corporation and its Subsidiaries.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma Basis” and “Pro Forma Effect” means, with respect to compliance with any test or covenant hereunder, that all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, (i) in the case of a sale, transfer or other disposition of all or substantially all capital stock in any Subsidiary of the Corporation or any division or product line of the Corporation or any of its Subsidiaries, shall be excluded, and (ii) in the case of an Acquisition or investment described in the definition of the term “Specified Transaction,” shall be included, (b) any retirement or repayment of Indebtedness, (c) any Indebtedness incurred by the Corporation or any of its Subsidiaries in connection therewith and if such indebtedness has a floating or formula rate, shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness at the relevant date of determination and (d) the acquisition of any Consolidated Total Assets, whether pursuant to any Specified Transaction or any Person becoming a Subsidiary or merging, amalgamating or consolidating with or into the Corporation or any of its Subsidiaries or the Corporation or any of its Subsidiaries.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (other than Capital Stock), and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Corporation or a Subsidiary in exchange for assets transferred by the Corporation or a Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Subsidiary.

“S&P” means S&P Global Ratings.

“Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by the Corporation or any of its Subsidiaries of any real property or tangible personal property, which property has been or is to be sold or transferred by the Corporation or such Subsidiary to such Person in contemplation of such leasing.

“Similar Business” means any business conducted or proposed to be conducted by the Corporation and its Subsidiaries on the Closing Date or any business that is similar, reasonably related, complementary, incidental or ancillary thereto, or is a reasonable extension, development or expansion thereof.

“Specified Transaction” means, with respect to any period, (a) any Acquisition or the making of other investments pursuant to which all or substantially all of the assets or stock of a Person (or any line of business or division thereof) are acquired, (b) the disposition of all or substantially all of the assets or stock of a Subsidiary of the Corporation (or any line of business or division of the Corporation or such Subsidiary of the Corporation), (c) any retirement or repayment of Indebtedness or (d) any other event that by the terms of this Agreement or the Certificate of Designations requires a test or covenant hereunder to be calculated on a Pro Forma Basis or after giving Pro Forma Effect thereto.

“Subsidiary”, when used with respect to any Person, means any corporation, limited liability company, partnership, association, trust or other entity of which (x) securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) or (y) sufficient voting rights to elect at least a majority of the board of directors or other governing body are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person.

“Transaction Costs” means, with respect to any period, all non-recurring transaction fees, costs and expenses relating to (i) the pay-off, redemption, defeasance, repurchase, incurrence, assumption and/or establishment of any Indebtedness of the Corporation and/or its Subsidiaries and/or (ii) any acquisition or disposition by the Corporation and/or its Subsidiaries, in each case, including, without limitation, any non-recurring financing related fees, merger and acquisition fees, legal fees and expenses, due diligence fees or any other non-recurring transaction fees, costs and expenses in connection with any of the foregoing; provided, that, “Transaction Costs” shall include all non-recurring transaction fees, costs and expenses relating to the Transactions, the JDE Peet’s Acquisition, the JV Investment, the Specified Spin-Off Transaction and the Beverage Co. IPO.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.